Exhibit 10.1

EXECUTION COPY

U.S. $2,000,000,000

FIVE-YEAR CREDIT AGREEMENT

Dated as of February 28, 2007

Among

MONSANTO COMPANY

and

THE FOREIGN SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTIES HERETO

as Borrowers,

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders,

JPMORGAN CHASE BANK, N.A.

and

CITIBANK, N.A.

as Co-Administrative Agents,

JPMORGAN CHASE BANK, N.A.

as Paying Agent,

ABN AMRO BANK N.V.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH,

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC

and

THE ROYAL BANK OF SCOTLAND PLC

as Co-Documentation Agents

and

J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC.

as Co-Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Computation of Time Periods	15
SECTION 1.03. Accounting Terms	15

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES	16

SECTION 2.01. The Revolving Credit Advances	16
SECTION 2.02. Making the Revolving Credit Advances	16
SECTION 2.03. The Competitive Bid Advances	18
SECTION 2.04. The Swing Line Advances	21
SECTION 2.05. Making the Swing Line Advances; Refunding of Swing Line Advances	21
SECTION 2.06. Letters of Credit	22
SECTION 2.07. Fees	25
SECTION 2.08. Optional Termination or Reduction of the Commitments	25
SECTION 2.09. Repayment of Revolving Credit Advances	25
SECTION 2.10. Interest on Revolving Credit and Swing Line Advances; Regulation D Compensation	26
SECTION 2.11. Certain Interest Rate Determinations	27
SECTION 2.12. Optional Conversion of Revolving Credit Advances	28
SECTION 2.13. Optional Prepayments of Revolving Credit and Swing Line Advances	28
SECTION 2.14. Increased Costs	29
SECTION 2.15. Illegality	31
SECTION 2.16. Payments and Computations	32
SECTION 2.17. Taxes	33
SECTION 2.18. Sharing of Payments, Etc	35
SECTION 2.19. Use of Proceeds	35
SECTION 2.20. Increase in Aggregate Commitments	35
SECTION 2.21. Extension of Termination Date	36
SECTION 2.22. Evidence of Debt	38
SECTION 2.23. Foreign Subsidiary Borrowers	39
SECTION 2.24. Foreign Currency Exchange Rate	39
SECTION 2.25. Replacement of Lenders	39

ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING	40

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01, 2.03, 2.04 and 2.06	40
SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing, Swing Line Borrowing, Letter of Credit Issuance, Commitment Increase and Extension Date	41
SECTION 3.03. Additional Conditions Precedent Applicable to the Foreign Subsidiary Borrowers	42
SECTION 3.04. Conditions Precedent to Each Competitive Bid Borrowing	43
SECTION 3.05. Determinations Under Section 3.01	44

i

Page

SECTION 9.11. Jurisdiction, Etc	61
SECTION 9.12. USA PATRIOT Act Notification	62
SECTION 9.13. Waiver of Jury Trial	62
SECTION 9.14. Conversion of Currencies	62

Schedules
Schedule I	–	List of Applicable Lending Offices
Schedule II	–	Mandatory Cost Formula
Schedule 3.01(b)	–	Disclosed Litigation

Exhibits
Exhibit A–1	–	Form of Revolving Credit Note
Exhibit A–2	–	Form of Competitive Bid Note
Exhibit A–3	–	Form of Swing Line Note
Exhibit B–1	–	Form of Notice of Revolving Credit Borrowing
Exhibit B–2	–	Form of Notice of Competitive Bid Borrowing
Exhibit C	–	Form of Assignment and Acceptance
Exhibit D	–	Form of Assumption Agreement
Exhibit E	–	Form of Notice of Extension of Termination Date
Exhibit F-1	–	Form of Borrowing Subsidiary Agreement
Exhibit F-2	–	Form of Borrowing Subsidiary Termination
Exhibit F-3	–	Matters to be Covered by Foreign Subsidiary Opinion

FIVE-YEAR CREDIT AGREEMENT

Dated as of February 28, 2007

MONSANTO COMPANY, a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as hereinafter defined) from time to time party hereto, the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (“JPMorgan”) and CITIBANK, N.A. (“Citibank”), as co-administrative agents (collectively, in such capacity, the “Co-Administrative Agents”), JPMorgan, as paying agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as co-lead arrangers and joint bookrunners (collectively, in such capacity, the “Lead Arrangers”), and ABN AMRO BANK N.V., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, BANK OF AMERICA, N.A., BARCLAYS BANK PLC and THE ROYAL BANK OF SCOTLAND PLC, as co-documentation agents, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.   Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance, a Competitive Bid Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means JPMorgan, together with its affiliates, as the paying agent for the Lenders under this Agreement and the Notes, together with any of its successors; it being understood that matters concerning Euro Advances will be administered by J.P. Morgan Europe Limited and therefore all notices concerning such Advances will be required to be given at the office of J.P. Morgan Europe Limited specified in Section 9.02.

“Agents” means the Co-Administrative Agents and the Agent.

“Agent’s Office” means the office of the Agent specified in Section 9.02 or such other office as may be specified from time to time by the Agent as its funding and payment office by written notice to the Parent Borrower and the Lenders; provided that, with respect to Euro Advances, “Agent’s Office” shall mean the office of the Agent at J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, United Kingdom, Attention: Ching Loh.

“Aggregate Amount of Financing Outstanding” at any time means the aggregate amount of proceeds received in connection with a Permitted Receivables Financing, less (a) any amounts collected in connection with the accounts receivable sold, conveyed or otherwise transferred pursuant to such financing and (b) the amount of any defaulted accounts receivable the uncollectibility of which is a risk assumed by the transferee of such accounts receivable.

“Anniversary Date” has the meaning specified in Section 2.21(a).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Applicable Margin” means, for Base Rate Advances, 0.0% per annum and, for Eurocurrency Rate Advances as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurocurrency Rate Advances
Level 1 A+ or A1	0.130%
Level 2 Lower than Level 1 but at least A or A2	0.150%
Level 3 Lower than Level 2 but at least A- or A3	0.190%
Level 4 Lower than Level 3 but at least BBB+ or Baa1	0.270%
Level 5 Lower than Level 4	0.350%

“Applicable Percentage” means, for each date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A+ or A1	0.045%
Level 2 Lower than Level 1 but at least A or A2	0.050%
Level 3 Lower than Level 2 but at least A- or A3	0.060%
Level 4 Lower than Level 3 but at least BBB+ or Baa1	0.080%
Level 5 Lower than Level 4	0.100%

“Applicable Utilization Fee” means, for each date that the aggregate amount of outstanding Extensions of Credit exceeds 50% of the aggregate Commitments, 0.050% per annum.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Extending Lender” has the meaning specified in Section 2.21(c).

“Assuming Increasing Lender” has the meaning specified in Section 2.20(b).

“Assumption Agreement” has the meaning specified in Section 2.20(c).

“Available Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect (computed after giving effect to any Competitive Bid Reduction) over (b) such Lender’s Extensions of Credit (other than Competitive Bid Advances) then outstanding.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)   the rate of interest announced publicly by JPMorgan in New York, New York, from time to time, as JPMorgan’s base rate; and

(b)   ½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.10(a)(i).

“Borrowers” means the Parent Borrower and the Foreign Subsidiary Borrowers.

“Borrowing” means a Revolving Credit Borrowing, a Competitive Bid Borrowing or a Swing Line Borrowing.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement, substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination, substantially in the form of Exhibit F-2.

“Business Day” means a day (a) that is not a Saturday or a Sunday and (b) (i) when used in connection with a Euro Advance, is a TARGET Settlement Day, (ii) when used in connection with an Advance denominated in Dollars is a New York Business Day and (iii) when used in connection with matters not relating to Advances, is a New York Business Day, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Rate Advances, such day is also a day for trading by and between banks in deposits in Dollars and Euros in the London Interbank Eurocurrency market.

“Calculation Date” means the last Business Day of each calendar month (or any other day selected by the Agent when an Event of Default has occurred and is continuing (each, an “Optional Calculation Date”)); provided that (a) the second Business Day preceding each Borrowing date with respect to any Eurocurrency Rate Advance shall also be a “Calculation Date”, (b) the second Business Day preceding each date on which any Eurocurrency Rate Advance is extended or rolled-over shall also be a “Calculation Date”, (c) each Borrowing date with respect to any other Advance made hereunder shall also be a “Calculation Date” and (d) the date of issuance, amendment, renewal or extension of a Letter of Credit shall also be a Calculation Date.

“Citibank” has the meaning specified in the preamble hereto.

“Co-Administrative Agents” has the meaning specified in the preamble hereto.

“Commitment” means as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Advances and participate in Swing Line Advances and Letters of Credit in an aggregate principal and/or face amount not to exceed (a) the amount set forth opposite such Lender’s name on the signature pages hereof, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.08, increased pursuant to Section 2.20 or extended pursuant to Section 2.21. The original aggregate amount of the Commitments is $2,000,000,000.

“Commitment Date” has the meaning specified in Section 2.20(b).

“Commitment Increase” has the meaning specified in Section 2.20(a).

“Commitment Period” means the period commencing on the Effective Date and ending on the Termination Date.

“Competitive Bid Advance” means an advance by a Lender to the Parent Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted by the Parent Borrower under the competitive bidding procedure described in Section 2.03.

“Competitive Bid Note” means a promissory note of the Parent Borrower of a Competitive Bid Advance payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Parent Borrower to such Lender resulting from such Competitive Bid Advance made by such Lender.

“Competitive Bid Reduction” has the meaning specified in Section 2.01.

“Confidential Information” means information that any Borrower furnishes to any Agent or any Lender which information is non-public, confidential or proprietary in nature, but does not include any such information (a) that is or becomes generally available to the public other than as the result of an unauthorized disclosure by any Agent or any Lender or (b) that is or becomes available to such Agent or such Lender from a source other than a Borrower and such Agent or such Lender had no reason to believe that such source did not have legitimate possession of such information or such source was under any obligation to keep such information confidential.

“Consenting Lender” has the meaning specified in Section 2.21(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Worth” at any time, means the sum of the capital stock accounts (excluding capital stock subscribed for and unissued), surplus accounts (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) and other equity accounts (including accumulated currency adjustments, unrealized investment or derivative gains and losses, minimum pension liabilities and reserve for ESOP debt retirement) of the Parent Borrower and its Subsidiaries appearing on the most recent Consolidated balance sheet of the Parent Borrower and its Subsidiaries delivered pursuant to Section 5.01(f)(i) or (ii), as applicable, prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ; provided that there shall be excluded from the calculation of “Consolidated Net Worth” any effects resulting from application of Financial Accounting Standards Board Statement No. 158: Employers’ Accounting for Defined Pension and Other Postretirement Plans.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.11 or 2.12.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided, that, if such Person has not assumed or become liable for the payment of such Debt, it shall be taken into account only to the extent of the book value or fair market value, whichever is greater, of the property subject to such Lien.

“Debt for Borrowed Money” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) during the term of a Permitted Receivables Financing, the Aggregate Amount of Financing Outstanding in connection with domestic accounts receivable pursuant to such financing and (e) all debt of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Dollar Advances” has the meaning specified in Section 2.01.

“Dollar Equivalent” means, with respect to an amount in Euros on any date, the amount of Dollars that may be purchased with such currency at the Spot Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency at such date.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Parent Borrower and the Agent.

“EDGAR” means the electronic disclosure system for the receipt, storage, retrieval and dissemination of public documents filed with the Securities and Exchange Commission.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person approved by the Agent and each Issuing Lender and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Parent Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Parent Borrower nor an Affiliate of the Parent Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or written judicial policy or guidance that is publicly available, in each case relating to pollution or protection of the environment, health and safety as they relate to Hazardous Materials or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Parent Borrower’s controlled group, or under common control with the Parent Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Parent Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Euro” or “€” mean the official non-legacy currency denominated as the Euro and constituting legal tender for the payment of public and private debts in the participating member states of the European Union.

“Euro Advances” has the meaning specified in Section 2.01.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Parent Borrower and the Agent.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the relevant page of the Telerate screen (or otherwise on such screen) as the London interbank offered rate for deposits in Dollars or Euros, as applicable, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or Euros, as applicable, are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s ratable share of an amount equal to such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the relevant page of the Telerate screen is unavailable, the Eurocurrency Rate for any Interest Period for each Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.11.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.10(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Extension Date” has the meaning specified in Section 2.21(b).

“Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate outstanding principal amount of all Revolving Credit Advances denominated in Dollars held by such Lender, (b) the Dollar Equivalent at such time of the aggregate outstanding principal amount of all Revolving Credit Advances denominated in Euros held by such Lender, (c) the aggregate outstanding principal amount of all Competitive Bid Advances held by such Lender, (d) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (e) such Lender’s Revolving Percentage of the aggregate outstanding principal amount of Swing Line Advances.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i).

“Foreign Borrower Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Advances and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Foreign Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Advances and all other obligations and liabilities of the Foreign Subsidiary Borrowers to any Agent, any Issuing Lender or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agents or to any Lender that are required to be paid by any Foreign Subsidiary Borrower pursuant hereto) or otherwise.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Foreign Subsidiary Borrower” means any Foreign Subsidiary of the Parent Borrower designated as a Foreign Subsidiary Borrower by the Parent Borrower pursuant to Section 2.23 that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Foreign Subsidiary Opinion” means, with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Agent and the Lenders covering the matters set forth on Exhibit F-3, with such assumptions, qualifications and deviations therefrom as the Agent shall approve (such approval not to be unreasonably withheld).

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranty” means the guaranty of the Parent Borrower set forth in Article VIII.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.20(a).

“Increasing Lender” has the meaning specified in Section 2.20(b).

“Information Memorandum” means the confidential information memorandum dated February 2007 (including all exhibits and attachments thereto) used by the Agent in connection with the syndication of the Commitments, as up-dated from time to time by any subsequent filings by the Parent Borrower with the Securities and Exchange Commission.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the relevant Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, if available to all Lenders, nine months, as the relevant Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)           no Borrower may select any Interest Period that ends after the Termination Date;

(ii)          Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

(iii)         whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)         whenever the first day of any Interest Period occurs on the last day of a calendar month or on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuing Lender” means JPMorgan, Citibank and any other Lender selected by the Parent Borrower and approved by the Agent that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“JPMorgan” has the meaning specified in the preamble hereto.

“L/C Issuer Obligation” means the obligation of an Issuing Lender, upon agreeing to a Letter of Credit issuance request from a Borrower, to issue such Letter of Credit pursuant to Section 2.06 in an aggregate face amount for all Issuing Lenders at any one time outstanding not to exceed $100,000,000. No Issuing Lender shall have any obligation to issue a Letter of Credit upon request by any Borrower, but shall, upon receipt of such request, decide, in its sole discretion whether to issue such requested Letter of Credit.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.06(e).

“L/C Participants” means all the Lenders other than the Issuing Lender.

“Lead Arrangers” has the meaning specified in the preamble hereto.

“Lenders” means the Initial Lenders, each Assuming Increasing Lender that shall become a party hereto pursuant to Section 2.20, each Assuming Extending Lender that shall become a party hereto pursuant to Section 2.21 and each Person that shall become a party hereto pursuant to Section 2.14, Section 2.15 or Section 9.07.

“Letters of Credit” has the meaning specified in Section 2.06(a).

“Leverage Ratio” of the Parent Borrower means the ratio of Consolidated Debt for Borrowed Money of the Parent Borrower and its Subsidiaries to the sum of Consolidated Debt for Borrowed Money of the Parent Borrower and its Subsidiaries plus Consolidated Net Worth.

“LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest 1/100 of 1%) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Telerate Markets Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.11.

“LIBO Rate Advance” has the meaning specified in Section 2.03(a)(i).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having the effect of security, including, without limitation, the lien or retained security title of a conditional vendor.

“Mandatory Cost” means, in relation to any Advance, the cost as calculated by the Agent in accordance with Schedule II imputed to each Lender participating in such Advance of compliance with the mandatory liquid assets requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), or the European Central Bank during the applicable Interest Period, expressed as a percentage.

“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Parent Borrower or the Parent Borrower and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Parent Borrower or the Parent Borrower and its Consolidated Subsidiaries taken as a whole or (b) the ability of any Borrower to perform its obligations under this Agreement or any Note.

“Material Subsidiary” means, at any time, a domestic Consolidated Subsidiary of the Parent Borrower having (i) at least 10% of the total Consolidated assets of the Parent Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Parent Borrower) or (ii) at least 10% of the Consolidated net sales of the Parent Borrower and its Subsidiaries for the twelve month period ending on the last day of the most recent fiscal quarter of the Parent Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent Borrower or any ERISA Affiliate and at least one Person other than the Parent Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning specified in Section 2.21(b).

“Note” means a Revolving Credit Note, a Competitive Bid Note or a Swing Line Note.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Obligated Party” has the meaning specified in Section 8.02.

“Optional Calculation Date” has the meaning set forth in the definition of “Calculation Date”.

“Parent Borrower” has the meaning specified in the preamble hereto.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Percentage” means as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Advances then outstanding constitutes of the aggregate principal amount of the Revolving Credit Advances then outstanding, provided, that, in the event that the Revolving Credit Advances are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit (other than Competitive Bid Advances) shall be held by the Lenders on a comparable basis.

“Permitted Receivables Financing” means any financing pursuant to which the Parent Borrower or any Subsidiary of the Parent Borrower may sell, convey, or otherwise transfer to a Receivables Subsidiary or any other Person, or grant a security interest in, any accounts receivable (and related assets) of the Parent Borrower or such Subsidiary, provided that such financing shall be on customary market terms and shall be with limited or no recourse to the Parent Borrower and its Subsidiaries (other than the Receivables Subsidiary) except to the extent customary for such transactions.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Parent Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, then the Applicable Margin and the Applicable Percentage shall be based on the rating that is one level above the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Receivables Subsidiary” means a bankruptcy-remote, special-purpose wholly owned Subsidiary formed in connection with a Permitted Receivables Financing.

“Reference Banks” means JPMorgan, Citibank and ABN AMRO Bank N.V., London branch; provided that the Parent Borrower may at any time substitute another Lender as one of the Reference Banks, but such substitution shall terminate after 30 days if within such period the Required Lenders shall have notified the Agent of their objection to such substitution.

“Refunded Swing Line Advances” has the meaning specified in Section 2.05(b).

“Register” has the meaning specified in Section 9.07(c).

“Reimbursement Obligation” means the obligation of each Borrower to reimburse the Issuing Lender pursuant to Section 2.06(e) for amounts drawn under Letters of Credit issued for the account of such Borrower.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

“Revolving Credit Advance” means an advance (other than a Swing Line Advance) in Dollars or Euros by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance (in the case of Dollar Advances) or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made to such Borrower by such Lender.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent Borrower or any ERISA Affiliate and no Person other than the Parent Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Spot Exchange Rate” means, on any day, with respect to Euros, the spot rate at which Dollars are offered on such day by JPMorgan in London for Euros at approximately 11:00 A.M. (London time) for delivery two Business Days later. For purposes of determining the Spot Exchange Rate in connection with a Euro Advance, such spot exchange rate shall be determined as of the Calculation Date for such Advance with respect to transactions in Euros that will settle on the date of such Advance.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Line Advances” has the meaning specified in Section 2.04(a).

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by a Swing Line Lender pursuant to Section 2.04.

“Swing Line Commitment” means the obligation of each Swing Line Lender to make Swing Line Advances pursuant to Section 2.04 in an aggregate principal amount for all Swing Line Lenders at any one time outstanding not to exceed $100,000,000; provided, that the Swing Line Commitment of each of JPMorgan and Citibank is $50,000,000.

“Swing Line Lender” means each of JPMorgan and Citibank, in its capacity as a lender of Swing Line Advances.

“Swing Line Note” means a promissory note of the Parent Borrower payable to the order of any Swing Line Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Parent Borrower to such Lender resulting from the Swing Line Advances made by such Lender.

“Swing Line Participation Amount” has the meaning specified in Section 2.05(c).

“TARGET Settlement Day” means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Agent to be a suitable replacement) is open for settlement of payment in Euro.

“Termination Date” means the earlier of (a) February 28, 2012, subject to the extension thereof pursuant to Section 2.21, and (b) the date of termination in whole of the Commitments pursuant to Section 2.08 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.21 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Commitments” means, at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit” means, at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Type” has the meaning specified in the definition of “Revolving Credit Advance”.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02.   Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.   Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”), notwithstanding any changes to such principles which may become applicable subsequent to the date of such financial statements.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.   The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances denominated in Dollars (“Dollar Advances”) or Euros (“Euro Advances”) to the Borrowers from time to time on any Business Day during the Commitment Period in an aggregate amount at any time outstanding which (a) when added to such Lender’s Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the aggregate principal amount of the Swing Line Advances then outstanding and (iii) the other Revolving Credit Advances then outstanding, does not exceed such Lender’s Commitment, provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”), and (b) will not result in the Total Extensions of Credit exceeding the Total Commitments. Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of Euro Advances, €5,000,000 or an integral multiple of €1,000,000 in excess thereof) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments; provided that a Swing Line Lender may request, on behalf of the Parent Borrower, Revolving Credit Advances in Dollars under the Commitments that are Base Rate Advances in other amounts pursuant to Section 2.05. Each Lender may, at its option, make any Advance available to any Foreign Subsidiary Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of such Foreign Subsidiary Borrower to repay such Advance in accordance with the terms of this Agreement. Within the limits of each Lender’s Commitment, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.13 and reborrow under this Section 2.01.

SECTION 2.02.   Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time or, in the case of Euro Advances, London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, or not later than 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Parent Borrower (and, in the case of a Borrowing by a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower) to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing (provided that all Euro Advances shall be Eurocurrency Rate Advances), (iii) aggregate amount of such Revolving Credit Borrowing (including the currency of such Borrowing), (iv) name of the relevant Borrower and (v) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Advance. If no election as to the currency of an Advance is specified in any such Notice, then the requested Advance shall be denominated in Dollars. If no election as to the Type of Advance is specified in any Notice of Revolving Credit Borrowing for a Dollar Advance, then the requested Advance shall be a Base Rate Advance. If no Interest Period with respect to any Eurocurrency Advance is specified in any such Notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election as to the Borrower is specified in any such Notice, then the requested Borrower shall be deemed to be the Parent Borrower. Each Lender shall, before 1:00 P.M. (New York City time), in the case of Dollar Advances, and 1:00 P.M. (London time), in the case of Euro Advances, on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Office, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower that requested such Revolving Credit Borrowing at the Agent’s address referred to in Section 9.02.

(b)           Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 (or, in the case of Euro Advances, €5,000,000) or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.11 or 2.15 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than eight separate Revolving Credit Borrowings.

(c)           Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the relevant Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the relevant Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)           Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower that requested such Borrowing on such date a corresponding amount in the applicable currency. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and each Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount in the applicable currency together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, (A) with respect to Dollar Advances, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (B) with respect to Euro Advances, the rate per annum determined by the Agent to represent its cost of overnight or short-term funds in Euros. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for purposes of this Agreement.

(e)           The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03.   The Competitive Bid Advances. (a) Each Lender severally agrees that the Parent Borrower may make Competitive Bid Borrowings in Dollars under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding, when added to the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Advances then outstanding, does not exceed the Total Commitments (computed without regard to any Competitive Bid Reduction).

(i)            The Parent Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Parent Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (B) at least five Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Parent Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest be offered by the Lenders are to be based on the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as “LIBO Rate Advances”). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Parent Borrower. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Parent Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii)          Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Parent Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Parent Borrower), before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Parent Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, at least 30 minutes prior to the time at which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii)         The Parent Borrower shall, in turn, before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

(x)           cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

(y)           accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Parent Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Parent Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the maximum amount that each such Lender offered at such interest rate.

(iv)         If the Parent Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v)           If the Parent Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Parent Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Office, in same day funds, such Lender’s portion of such Competitive Bid

Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Parent Borrower at the Agent’s address referred to in Section 9.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

(vi)         If the Parent Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Parent Borrower. The Parent Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(b)           Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Parent Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

(c)           Within the limits and on the conditions set forth in this Section 2.03, the Parent Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(d)           The Parent Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Parent Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Parent Borrower shall not have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Parent Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(e)           The Parent Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Parent Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Parent Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

(f)           The indebtedness of the Parent Borrower resulting from each Competitive Bid Advance made as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note payable to the order of the Lender making such Competitive Bid Advance.

SECTION 2.04.   The Swing Line Advances. (a) Subject to the terms and conditions hereof, each Swing Line Lender agrees to make a portion of the credit otherwise available to the Parent Borrower under the Commitments from time to time during the Commitment Period by making swing line advances (“Swing Line Advances”) to the Parent Borrower in Dollars; provided that (i) the aggregate principal amount of Swing Line Advances outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Advances of any Swing Line Lender outstanding at any time, when aggregated with such Swing Line Lender’s other outstanding Revolving Credit Advances, may exceed the Swing Line Commitment then in effect), (ii) the Parent Borrower shall not request, and no Swing Line Lender shall make, any Swing Line Advance if, after giving effect to the making of such Swing Line Advance, the aggregate amount of the Available Commitments would be less than zero, (iii) no Swing Line Lender shall make any Swing Line Advance without first confirming with the Agent that, after giving effect to the making of such Swing Line Advance, the aggregate amount of the Available Commitments would be greater than or equal to zero and (iv) such Swing Line Advances shall be Base Rate Advances. During the Commitment Period, the Parent Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Advances shall be Base Rate Advances only.

(b)           The Parent Borrower shall repay to each Swing Line Lender the then unpaid principal amount of each Swing Line Advance made by such Lender on the earlier of the Termination Date and the first date after such Swing Line Advance is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swing Line Advance is made; provided that on each date that a Revolving Credit Advance or Competitive Bid Advance is borrowed, the Parent Borrower shall repay all Swing Line Advances then outstanding.

SECTION 2.05.   Making the Swing Line Advances; Refunding of Swing Line Advances. (a) Whenever the Parent Borrower desires that a Swing Line Lender make Swing Line Advances, it shall give, at the Parent Borrower’s sole option, any Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by such Swing Line Lender not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Advance), specifying (i) the amount to be borrowed and (ii) the requested date of such Borrowing (which shall be a Business Day during the Commitment Period). Each Swing Line Advance shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M. (New York City time) on the date of such Swing Line Advance, the relevant Swing Line Lender shall make available to the Agent at the Agent’s Office, in same day funds, an amount equal to the amount of the Swing Line Advance to be made by such Swing Line Lender. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Parent Borrower at the Agent’s address referred to in Section 9.02.

(b)           Each Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs each Swing Line Lender to act on its behalf), on one Business Day’s notice given by such Swing Line Lender no later than 12:00 noon (New York City time), request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Advance that is a Base Rate Advance, in an amount equal to such Lender’s Percentage of the aggregate amount of the Swing Line Advances made by such Swing Line Lender (the

“Refunded Swing Line Advances”) outstanding on the date of such notice, to repay such Swing Line Lender. Each Lender shall make the amount of such Refunded Swing Line Advance available to the Agent at the Agent’s Office, in same day funds, not later than 10:00 A.M. (New York City time) one Business Day after the date of such notice. The proceeds of such Refunded Swing Line Advances shall be immediately made available by the Agent to such Swing Line Lender for application by such Swing Line Lender to the repayment of the Swing Line Advances.

(c)           If prior to the time a Refunded Swing Line Advance would have otherwise been made pursuant to Section 2.05(b), one of the events described in Section 6.01(e) shall have occurred and be continuing with respect to the Parent Borrower or if for any other reason, as determined by any Swing Line Lender in its sole discretion, Refunded Swing Line Advances may not be made as contemplated by Section 2.05(b), each Lender shall, on the date such Refunded Swing Line Advance was to have been made pursuant to the notice referred to in Section 2.05(b), purchase for cash an undivided participating interest in the then outstanding Swing Line Advances by paying to such Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Lender’s Percentage times (ii) the sum of the aggregate principal amount of Swing Line Advances made by such Swing Line Lender that are then outstanding and that were to have been repaid with such Refunded Swing Line Advances.

(d)           Whenever, at any time after any Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, such Swing Line Lender receives any payment on account of the Swing Line Advances made by such Swing Line Lender, such Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swing Line Advances then due); provided, however, that in the event that such payment received by such Swing Line Lender is required to be returned, such Lender will return to such Swing Line Lender any portion thereof previously distributed to it by such Swing Line Lender.

(e)           Each Lender’s obligation to make the Refunded Swing Line Advances referred to in Section 2.05(b) and to purchase participating interests pursuant to Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Parent Borrower may have against any Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article III, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement by any Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.06.   Letters of Credit. (a) L/C Issuer Obligation. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.06(d)(i), agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that (i) the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Issuer Obligation or (B) the aggregate amount of the Available Commitments would be less than zero and (ii) no Issuing Lender shall issue any Letter of Credit without first confirming with the Agent that, after giving effect to the issuance of such Letter of Credit, the aggregate amount of the Available Commitments would be greater than or equal to zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (A) the first anniversary of its date of issuance and (B) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (B) above). The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law, rule, regulation or order.

(b)           Procedure for Issuance of Letters of Credit. Any Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, executed by such Borrower (and, if such Borrower is a Foreign Subsidiary Borrower, by the Parent Borrower) and otherwise completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and such Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c)           Fees and Other Charges. Each Borrower will pay a fee on the aggregate amount available to be drawn on all outstanding Letters of Credit issued for its account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Rate Advances, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the Issuing Lender for its own account a fronting fee in an amount agreed with the Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued for the account of such Borrower, payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition to the foregoing fees, each Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower.

(d)           L/C Participations. (i) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article III, (C) any adverse change in the condition (financial or otherwise) of any Borrower, (D) any breach of this

Agreement by any Borrower or any other L/C Participant or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(ii)          If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.06(d)(i) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (A) such amount, times (B) the greater of (x) the daily average Federal Funds Rate and (y) a rate determined by the Agent in accordance with banking industry rules on interbank compensation, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.06(d)(i) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Advances. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii)         Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.06(d)(i), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(e)           Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit issued for the account of any Borrower, such Borrower shall reimburse the Issuing Lender for the amount of (x) the draft so paid and (y) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 2:00 P.M. (New York City time) on (i) the Business Day that such Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M. (New York City time) or (ii) if clause (i) above does not apply, the Business Day immediately following the day that such Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (A) until the Business Day next succeeding the date of the relevant notice, Section 2.10(a)(i) and (B) thereafter, Section 2.10(b). Notwithstanding the foregoing, each Borrower may, at its sole option and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02, 2.03 or 2.05 that such payment be financed with a Revolving Credit Advance, a Competitive Bid Advance or a Swing Line Advance in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Advance, Competitive Bid Advance or Swing Line Advance.

(f)           Obligations Absolute. Each Borrower’s obligations under this Section 2.06 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing

Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 2.06(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of the Issuing Lender. Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit issued for the account of such Borrower or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Borrower and shall not result in any liability of the Issuing Lender to such Borrower.

(g)           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit issued for the account of a Borrower, the Issuing Lender shall promptly notify such Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(h)           Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.06, the provisions of this Section 2.06 shall apply.

SECTION 2.07.   Fees. (a) Facility Fee. The Parent Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender and from the later of the Effective Date and the effective date specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December commencing March 31, 2007, and on the Termination Date.

(b)           Agent’s Fees. The Parent Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Parent Borrower and the Agent.

SECTION 2.08.   Optional Termination or Reduction of the Commitments. The Parent Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that, after giving effect thereto and to any prepayments of the Advances made on the effective date thereof, the Total Commitments shall not be reduced to an amount that is less than the Total Extensions of Credit.

SECTION 2.09.   Repayment of Revolving Credit Advances. (a) Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances made to it then outstanding.

(b)           If the Agent has notified the Parent Borrower that, on a Calculation Date, the Total Extensions of Credit exceed 105% of the Total Commitments then in effect, the Parent Borrower shall, within three Business Days after such Calculation Date, prepay (or cause the Foreign Subsidiary Borrowers to prepay) such of the outstanding Advances, in an aggregate principal amount such that, after giving effect thereto, the Total Extensions of Credit do not exceed the Total Commitments.

SECTION 2.10.   Interest on Revolving Credit and Swing Line Advances; Regulation D Compensation. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing by it to each Lender, and each Swing Line Advance owing by it to each Swing Line Lender, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable (A) in the case of Revolving Credit Advances, in arrears quarterly on the last day of each March, June, September and December, during such periods and on the date such Base Rate Advance shall be Converted or paid in full and (B) in the case of Swing Line Advances, in arrears on the day that such Advance is required to be repaid.

(ii)          Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (w) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (x) the Applicable Margin in effect from time to time plus (y) any Mandatory Cost incurred by such Lender in respect of such Advance from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)           Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), each Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance and Swing Line Advance made to it, and, to the extent not paid in accordance with Section 2.06(e), its Reimbursement Obligations, owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and on such Reimbursement Obligations pursuant to Section 2.06(e) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above (or, in the case of amounts denominated in Euros, the rate that would apply to Advances in such currency pursuant to clause (a)(ii) above).

(c)           Regulation D Compensation. Each Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require any Borrower to pay, contemporaneously with each payment by such Borrower of interest on Eurocurrency Rate Advances or LIBO Rate Advances, additional interest on the related Eurocurrency Rate Advances or LIBO Rate Advances, as applicable, of such Lender at the rate per annum equal to the excess of (i)(A) the applicable Eurocurrency Rate or LIBO Rate, divided by (B) one minus the Eurocurrency Rate Reserve Percentage over (ii) the rate specified in clause (i)(A). Any Lender wishing to require payment of such additional interest shall so notify the Agent and the Parent Borrower, in which case such additional interest on the Eurocurrency Rate Advances or LIBO Rate Advances, as applicable, of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing after the giving of such notice.

SECTION 2.11.   Certain Interest Rate Determinations. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Parent Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.10(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.10(a)(ii).

(b)           If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Parent Borrower and the Lenders, whereupon (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances denominated in Dollars into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Parent Borrower and the Lenders that the circumstances causing such suspension no longer exist and (iii) any outstanding Eurocurrency Rate Advances denominated in Euros shall be repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the applicable Borrower with the consent of each affected Lender, shall remain outstanding and bear interest at a rate which reflects, as to each of the Lenders, such Lender’s cost of funding such Eurocurrency Rate Advances, as reasonably determined by such Lender, plus the Applicable Margin hereunder, plus the Applicable Utilization Fee, if any.

(c)           If a Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to it in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower (and, if such Borrower is a Foreign Subsidiary Borrower, the Parent Borrower) and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) in the case of Dollar Advances, Convert into Base Rate Advances and (ii) in the case of Euro Advances, be continued as Eurocurrency Rate Advances having an Interest Period of one month.

(d)           On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing in Dollars shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e)           Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances denominated in Dollars into, Eurocurrency Rate Advances shall be suspended.

(f)           If relevant page of the Telerate screen is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate or LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,

(i)            the Agent shall forthwith notify the Parent Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii)          with respect to Eurocurrency Rate Advances denominated in Dollars, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance),

(iii)         with respect to any outstanding Eurocurrency Rate Advances denominated in Euros, such Advances shall be repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the applicable Borrower with the consent of each affected Lender, shall remain outstanding and bear interest at a rate which reflects, as to each of the Lenders, such Lender’s cost of funding such Eurocurrency Rate Advances, as reasonably determined by such Lender, plus the Applicable Margin hereunder, plus the Applicable Utilization Fee, if any, and

(iv)         the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Parent Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.12.   Optional Conversion of Revolving Credit Advances. The Parent Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.11 and 2.15, Convert all Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that (a) any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, (b) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), (c) no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b) and (d) no Euro Advances may be converted into Base Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrowers.

SECTION 2.13.   Optional Prepayments of Revolving Credit and Swing Line Advances. Any Borrower may, in the case of Eurocurrency Rate Advances, upon at least two Business Days’ notice to the Agent and, in the case of Base Rate Advances, upon notice to the Agent not later than 10:00 A.M. (New York City time) on the date of the proposed prepayment, stating in each case the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of Euro Advances, €5,000,000 or an integral multiple of €1,000,000 in excess thereof) and

(y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). The Parent Borrower may, upon notice to the Agent not later than 10:00 A.M. (New York City time) on the date of the proposed prepayment, stating in each case the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Parent Borrower shall, prepay the outstanding principal amount of the Swing Line Advances comprising part of the same Swing Line Borrowing in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

SECTION 2.14.   Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or LIBO Rate Advances or issuing or participating in Letters of Credit (excluding for purposes of this Section 2.14 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.17 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then such Lender may from time to time give notice of such circumstances to the Parent Borrower (with a copy of such notice to the Agent); provided, however, that each Lender agrees, before giving any such notice, to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased costs and would not be disadvantageous to such Lender. The amount sufficient to compensate such Lender in light of such increase in costs to such Lender or any corporation controlling such Lender shall be determined by such Lender in good faith. A certificate specifying the event referred to in this Section 2.14(a), the amount sufficient to compensate such Lender and the basis of its calculations (which shall be reasonable), submitted in good faith to the Parent Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Each Lender agrees to provide reasonably prompt notice to the Parent Borrower of the occurrence of any event referred to in the first sentence of this Section 2.14(a).

(b)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type or in respect of any Letter of Credit, then, such Lender may from time to time give notice of such circumstances to the Parent Borrower (with a copy of such notice to the Agent); provided, however, that each Lender agrees, before giving any such notice, to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, the cost to such Lender of such increase in the amount of capital maintained by such Lender and would not be disadvantageous to such Lender. The amount sufficient to compensate such Lender in light of such increase in capital maintained by such Lender or any corporation controlling such Lender shall be determined by such Lender in good faith to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder and to issue or participate in Letters of Credit hereunder. A certificate specifying the event referred to in this Section 2.14(b), the amount sufficient to compensate such Lender and the basis of its calculations (which shall be reasonable), submitted in good faith to the Parent Borrower and the Agent by such

Lender, shall be conclusive and binding for all purposes, absent manifest error. Each Lender agrees to provide reasonably prompt notice to the Parent Borrower of the occurrence of any event referred to in the first sentence of this Section 2.14(b).

(c)           The Parent Borrower shall, within five days of receiving a notice from any Lender pursuant to clause (a) or (b) of this Section 2.14, elect (and shall notify such Lender and the Agent of such election) to:

(i)           pay to the Agent for the account of such Lender, from time to time commencing on the date of notice by such Lender and as specified by such Lender, (A) the amount such Lender has set forth in the certificate which such Lender has delivered to the Parent Borrower pursuant to clause (a) of this Section 2.14 or (B) the amount such Lender has set forth in the certificate which such Lender has delivered to the Parent Borrower pursuant to clause (b) of this Section 2.14, as the case may be; or

(ii)          terminate such Lender’s Commitment on a date which shall be specified in the notice sent by the Parent Borrower, and such Lender’s Commitment shall terminate on such date; provided, however, that the Total Commitments of the Lenders shall not be reduced, as a result of any such termination, to an amount that is less than the Total Extensions of Credit then outstanding; provided, further, that such termination shall not be effective if, after giving effect to such termination, the aggregate amount of the Commitments so terminated or assigned under this Section 2.14 and Section 2.15(b) during the term of this Agreement would exceed 25% of the aggregate amount of the Commitments as of the Effective Date; and provided further, that upon termination of a Lender’s Commitment under this Section 2.14(c)(ii), the Parent Borrower shall on the date such termination becomes effective pay, prepay or cause to be prepaid the aggregate principal amount of all Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, all facility fees and other fees payable to such Lender and all other amounts payable to such Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts (computed in accordance with this Section 2.14), and any Taxes, incurred by such Lender prior to the effective date of such termination and amounts payable under Section 9.04(a)). Upon such payments and prepayments, the obligations of such Lender hereunder, by the provisions hereof, shall be released and discharged. Such Lender’s rights under Sections 2.14, 2.17 and 9.04(b), and its obligations under Section 7.05, shall survive such release and discharge as to matters occurring prior to date of such termination; or

(iii)         require that such Lender assign to the Parent Borrower’s designated assignee or assignees, in accordance with the terms of Section 9.07, all Advances then owing to such Lender and all rights and obligations of such Lender hereunder; provided that (A) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement, (B) no Lender shall be obligated to make any such assignment as a result of a demand by the Parent Borrower pursuant to this Section 2.14(c) unless and until such Lender shall have received one or more payments from either the relevant Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of all Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, all facility fees and other fees payable to such Lender and all other amounts payable to such Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts (computed in accordance with this Section 2.14), and any Taxes, incurred by such Lender prior to the effective date of such assignment and amounts payable under Section 9.04(a)) and (C) each such assignment shall be made pursuant to an Assignment and Acceptance; provided, however, that such assignment shall not be effective if, after giving effect to such assignment, the aggregate amount of the Commitments so assigned or terminated under this Section 2.14 and Section 2.15(b) during the term of this Agreement would exceed 25% of the aggregate amount of the Commitments as of the Effective Date. Upon such payments and prepayments, the obligations of such Lender hereunder, by the provisions hereof, shall be released and discharged; provided, however, that such Lender’s rights under Sections 2.14, 2.17 and 9.04(b), and its obligations under Section 7.05, shall survive such release and discharge as to matters occurring prior to the date of termination of such Lender’s Commitment.

SECTION 2.15.   Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender (any such Lender being referred to herein as an “Affected Lender”) shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or LIBO Rate Advances or to fund or maintain Eurocurrency Rate Advances or LIBO Rate Advances hereunder, the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Parent Borrower and the Lenders that the circumstances causing such suspension no longer exist. The Parent Borrower’s right to require an assignment in accordance with clause (b)(ii) below shall not be effective to the extent that Lenders representing a majority of the Commitments then outstanding shall be “Affected Lenders”.

(b)           The Parent Borrower shall, within five days of receiving a notice from any Affected Lender pursuant to clause (a) of this Section 2.15, elect (and shall notify such Affected Lender and the Agent of such election) to:

(i)           prepay (or cause the relevant Foreign Subsidiary Borrowers to prepay) in full all Eurocurrency Rate Advances or LIBO Rate Advances then outstanding, together with interest thereon, unless in the case of Eurocurrency Rate Advances denominated in Dollars the Parent Borrower, within five Business Days of written notice from the Agent, converts all such Eurocurrency Rate Advances of all Lenders then outstanding into Base Rate Advances in accordance with Section 2.12; or

(ii)          require that such Affected Lender assign to the Parent Borrower’s designated assignee or assignees, in accordance with the terms of Section 9.07, all Advances then owing to such Affected Lender and all rights and obligations of such Affected Lender hereunder; provided that (A) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Affected Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or assignments which together cover all of the rights and obligations of the assigning Affected Lender under this Agreement, (B) no Affected Lender shall be obligated to make any such assignment as a result of a demand by the Parent Borrower pursuant to this Section 2.15(b) unless and until such Affected Lender shall have received one or more payments from either the relevant Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of all Advances owing to such Affected Lender, together with accrued interest thereon to the date of payment of such principal amount, all facility fees and other fees payable to such Affected Lender and all other amounts payable to such Affected Lender under this Agreement (including, but not limited to, any increased costs or other additional amounts (computed in accordance with Section 2.14), and any Taxes, incurred by such Affected Lender prior to the effective date of such assignment and amounts payable under Section 9.04(a)) and (C) each such assignment shall be made pursuant to an Assignment and Acceptance; provided, however, that such assignment shall not be effective if, after giving effect to such assignment, the aggregate amount of the Commitments so assigned or terminated under this Section 2.15(b) and Section 2.14 during the term of this Agreement would exceed 25% of the aggregate amount of the Commitments as of the Effective Date. Upon such payments and prepayments, the obligations of such Affected Lender hereunder, by the provisions hereof, shall be released and discharged; provided, however, that such Affected Lender’s rights under Sections 2.14, 2.17 and 9.04(b), and its obligations under Section 7.05, shall survive such release and discharge as to matters occurring prior to the date of termination of such Affected Lender’s Commitment.

SECTION 2.16.   Payments and Computations. (a) Each Borrower shall make each payment due from it hereunder and under its Notes, without reduction for counterclaim or setoff, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Office in same day funds; provided that payments owing with respect to Euro Advances shall be made in Euros not later than 11:00 A.M. (London time) on the day when due. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.14, 2.17 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Increasing Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.20, or any Assuming Extending Lender becoming a Lender hereunder as a result of an extension of the Termination Date pursuant to Section 2.21, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the LIBO Rate or the Federal Funds Rate or in respect of Fixed Rate Advances and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate and of facility fees hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Lenders hereunder that the applicable Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) in the case of amounts due in Dollars, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of amounts due in Euros, the rate per annum determined by the Agent to represent its cost of overnight or short-term funds in Euros.

SECTION 2.17.   Taxes. (a) Any and all payments by any Borrower hereunder or under the Notes shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, each Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by it hereunder or under the Notes or from its execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)           Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.17) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days (or, in the case of any such indemnification from a Foreign Subsidiary Borrower, 60 days) from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the Parent Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Parent Borrower through an account or branch outside the United States or by or on behalf of the Parent Borrower by a payor that is not a United States person, if the Parent Borrower determines that no Taxes are payable in respect thereof, the Parent Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Parent Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Parent Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Parent Borrower and shall not be obligated to include in such form or document such confidential information.

(f)           Each Lender that is entitled to an exemption from or reduction of a non-United States withholding tax under the law of the jurisdiction in which an Foreign Subsidiary Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement and the Notes shall deliver to the applicable Foreign Subsidiary Borrower, at the time or times prescribed by applicable law or reasonably requested by the relevant Foreign Subsidiary Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completing, execution or submission would not materially prejudice the legal position of such Lender.

(g)           For any period with respect to which a Lender has failed to comply with the requirements of Section 2.17(e) or (f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) or (f) above), such Lender shall not be entitled to indemnification under Section 2.17(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(h)           Any Lender claiming any additional amounts payable pursuant to this Section 2.17 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.18.   Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) owing to it on account of the Revolving Credit Advances, Swing Line Advances or the Letters of Credit (other than pursuant to Section 2.14, 2.17 or 9.04(c)) in excess of its ratable share of payments on account of such Extensions of Credit obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such Extensions of Credit owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.19.   Use of Proceeds. The proceeds of the Advances, and Letters of Credit, shall be available (and each Borrower agrees that it shall use such proceeds and Letters of Credit) solely for general corporate purposes of the Parent Borrower and its Subsidiaries, which may include working capital, acquisitions, capital expenditures, refinancing and commercial paper backstop.

SECTION 2.20.   Increase in Aggregate Commitments. (a) The Parent Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitments be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $2,200,000,000 and (ii) on the date of any request by the Parent Borrower for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b)           The Agent shall promptly notify such Eligible Assignees as the Parent Borrower may identify of a request by the Parent Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders and other Eligible Assignees wishing to participate in the Commitment Increase must commit thereto (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) and each other Eligible Assignee that agrees to participate in such requested Commitment Increase (each such Eligible Assignee, an “Assuming Increasing Lender”) shall give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such Commitment Increase. If the Lenders and Assuming Increasing Lenders notify the Agent that they are willing to participate in the requested Commitment Increase by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders and such Assuming Increasing Lenders in such amounts as are agreed between the Parent Borrower and the Agent; provided, however, that the Commitment of each such Assuming Increasing Lender shall be in an amount of $5,000,000 or more.

(c)           On each Increase Date, each Assuming Increasing Lender shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors of each Borrower or the Executive Committee of each such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrowers (which may be in-house counsel), in form and substance reasonably satisfactory to the Agent;

(ii)          an assumption agreement from each Assuming Increasing Lender, if any, in the form of Exhibit D hereto (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Parent Borrower; and

(iii)         confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Parent Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.20(c), the Agent shall notify the Lenders (including, without limitation, each Assuming Increasing Lender) and the Parent Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Increasing Lender on such date. If any Base Rate Advances are outstanding on the date of any Increase Date, the Agent shall give appropriate notice to the Increasing Lenders and the Assuming Increasing Lenders to fund their respective pro rata shares of such outstanding Advances, and shall reallocate such Advances among the Lenders so that, after giving effect to such reallocation, each Lender shall participate in each outstanding Base Rate Borrowing ratably according to their respective Commitments. If any Eurocurrency Rate Advances are outstanding on the date of any Increase Date, the Agent shall, on the last day of the applicable Interest Periods, give appropriate notice to the Increasing Lenders and the Assuming Increasing Lenders to fund their respective pro rata shares of such outstanding Advances, and shall reallocate such Advances among the Lenders so that, after giving effect to such reallocation, each Lender shall participate in such outstanding Eurocurrency Rate Borrowing ratably according to their respective Commitments. If any Letters of Credit or Swing Line Advances are outstanding on any Increase Date, participations in such Extensions of Credit shall be deemed to be reallocated on such date according to the respective Commitments of the Lenders after giving effect to such increase.

SECTION 2.21.   Extension of Termination Date. (a) The Parent Borrower, by written notice to the Agent, may, not more than twice during the term of this Agreement, request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration; provided that such request is made at least 30 days, but not more than 45 days prior to the first anniversary (or, in the case of the second such request, the second anniversary) of this Agreement (each such date, as appropriate, an “Anniversary Date”). The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not earlier than 30 days but not later than 20 days prior to the Anniversary Date, notify the Parent Borrower and the Agent in writing as to whether such Lender will consent to such extension, such notice to be in substantially the form of Exhibit E hereto. If any Lender shall fail to notify the Agent and the Parent Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the Anniversary Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Parent Borrower in writing not later than 15 days prior to the Anniversary Date of the decision of the Lenders regarding the Parent Borrower’s request for an extension of the Termination Date.

(b)           If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.21, the Termination Date in effect at such time shall, effective as at the Anniversary Date (the “Extension Date”), be extended for one year; provided that on each Extension Date, the applicable conditions set forth in Article III shall be satisfied. If fewer than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.21, the Termination Date in effect at such time shall, subject to Section 2.21(d) and effective as at the applicable Extension Date, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.21 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.21 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Parent Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.14, 2.17 and 9.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Parent Borrower for any requested extension of the Termination Date.

(c)           If fewer than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.21, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Anniversary Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Parent Borrower and the Agent. If after giving effect to the assignments of Commitments described above there remain any Commitments of Non-Consenting Lenders, the Parent Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees that agree to an extension of the Termination Date (each, an “Assuming Extending Lender”) to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Extending Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Extending Lender shall assume all of such lesser amount; and provided further that:

(i)            any such Consenting Lender or Assuming Extending Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)          all additional costs, reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)         with respect to any such Assuming Extending Lender, the applicable processing and recordation fee required under Section 9.07(a) for such assignment shall have been paid by the Assuming Extending Lender;

provided further that such Non-Consenting Lender’s rights under Sections 2.14, 2.17 and 9.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Extending Lender, if any, shall have delivered to the Parent Borrower and the Agent an Assumption Agreement or an Assignment and Acceptance, as appropriate, duly executed by such Assuming Extending Lender, such Non-Consenting Lender, the Parent Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Parent Borrower and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.21 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Extending Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and, except as otherwise provided above, the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)           If the Lenders having more than 50% of the Commitments (after giving effect to any assignments pursuant to subsection (c) of this Section 2.21) consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement, an Assignment and Acceptance or otherwise) not later than one Business Day prior to such Anniversary Date, the Agent shall so notify the Parent Borrower, and, upon satisfaction of the applicable conditions set forth in Article III, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (b) of this Section 2.21, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Extending Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Extending Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Extending Lender.

SECTION 2.22.   Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances to such Borrower owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)           The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing, the name of the relevant Borrower and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c)           Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.23.   Foreign Subsidiary Borrowers. (a) Subject to the consent of the Agent, the Parent Borrower may designate any Foreign Subsidiary of the Parent Borrower as a Foreign Subsidiary Borrower by delivery to the Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary, the Parent Borrower and the Agent and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Parent Borrower shall have executed and delivered to the Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower. Notwithstanding the preceding sentence, no such Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any Foreign Borrower Obligations of such Foreign Subsidiary Borrower shall be outstanding hereunder or any Letters of Credit issued for the account of such Foreign Subsidiary Borrower shall be outstanding (which shall not have been cash collateralized in a manner satisfactory to the Agent), provided that such Borrowing Subsidiary Termination shall be effective to terminate such Foreign Subsidiary Borrower’s right to make further borrowings hereunder.

(b)           The Agent shall promptly notify the Lenders of any Foreign Subsidiary Borrower added pursuant to Section 2.23(a).

SECTION 2.24.   Foreign Currency Exchange Rate. (a) No later than 1:00 P.M. (New York City time) on each Calculation Date, the Agent shall determine the Spot Exchange Rate as of such Calculation Date with respect to Euros, provided that, upon receipt of a Notice of Revolving Credit Borrowing pursuant to Section 2.02(a), the Agent shall determine the Spot Exchange Rate with respect to Euros on the related Calculation Date (it being acknowledged and agreed that the Agent shall use such Spot Exchange Rate for the purposes of determining compliance with Section 2.01 with respect to such Notice). The Spot Exchange Rate so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 9.14 and any other provision expressly requiring the use of a current Spot Exchange Rate) be the Spot Exchange Rate employed in converting any amounts between Dollars and Euros.

(b)           No later than 5:00 P.M. (New York City time) on each Reset Date, the Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of Euro Advances then outstanding (after giving effect to any Euro Advances to be made or repaid on such date).

(c)           The Agent shall promptly notify the Parent Borrower of each determination of a Spot Exchange Rate hereunder.

SECTION 2.25.   Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any Note that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained); provided that (a) such replacement does not conflict with any applicable law, rule, regulation, or order, (b) no Event of Default shall have occurred and be continuing at the time of such replacement, (c) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (d) each Borrower shall be liable to such replaced Lender under Section 9.04(c) if any Eurocurrency Rate Advance made to it and owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (e) the replacement financial institution shall be reasonably satisfactory to the Agent, (f) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.07 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), and (g) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, any Agent or any other Lender shall have against the replaced Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.   Conditions Precedent to Effectiveness of Sections 2.01, 2.03, 2.04 and 2.06. Sections 2.01, 2.03, 2.04 and 2.06 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)           As of the Effective Date, except as disclosed in the Parent Borrower’s Quarterly Report on Form 10-Q for the quarter ending November 30, 2006, since August 31, 2006 there shall have occurred no Material Adverse Change.

(b)           As of the Effective Date, there shall exist no action, suit, investigation, litigation or proceeding affecting the Parent Borrower or any of its Consolidated Subsidiaries pending or, to its knowledge, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters disclosed by the Parent Borrower in filings with the United States Securities and Exchange Commission prior to the date hereof or described on Schedule 3.01(b) hereto (collectively, the “Disclosed Litigation”) or (ii) purports and is reasonably likely to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c)           As of the Effective Date, the Parent Borrower shall not have been notified that anything has come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Parent Borrower and its Subsidiaries as they shall have reasonably requested.

(d)           All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e)           The Parent Borrower shall have notified the Agent as to the proposed Effective Date.

(f)           The Parent Borrower shall have paid all accrued fees and invoiced expenses of the Agents and the Lenders (including the accrued fees and invoiced expenses of counsel to the Agents).

(g)           On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Parent Borrower, dated the Effective Date, stating that:

(i)            The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)            No event has occurred and is continuing that constitutes a Default.

(h)           The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

(i)            The Revolving Credit Notes and Swing Line Notes to the order of the relevant Lenders to the extent requested by any Lender pursuant to Section 2.22.

(ii)          Certified copies of the resolutions of the Board of Directors of each Borrower approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

(iii)         A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and such Notes to be delivered by it and the other documents to be delivered by it hereunder.

(iv)         A favorable opinion of the General Counsel or Associate General Counsel of the Parent Borrower, in form and substance satisfactory to the Agent.

(v)           A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(i)            The Parent Borrower shall have terminated the commitments, and paid in full all Debt, interest, fees and other amounts outstanding, under the Five-Year Credit Agreement dated as of June 4, 2004 among the Parent Borrower, the lenders and agents parties thereto and Citibank, as administrative agent, and each of the Lenders that is a party to such credit agreement hereby waives, upon execution of this Agreement the requirement of prior notice under such credit agreement relating to the termination of commitments thereunder.

SECTION 3.02.   Conditions Precedent to Each Revolving Credit Borrowing, Swing Line Borrowing, Letter of Credit Issuance, Commitment Increase and Extension Date. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing, the obligation of each Swing Line Lender to make a Swing Line Advance on the occasion of each Swing Line Borrowing, the obligation of each Issuing Lender to issue, amend, renew or extend any Letter of Credit and the effectiveness of each Commitment Increase pursuant to Section 2.20 and each extension of Commitments pursuant to Section 2.21 shall be subject to the conditions precedent that the Effective Date shall have occurred; and that on the date of such Revolving Credit Borrowing, Swing Line Borrowing or Letter of Credit issuance, amendment, renewal or extension, or the applicable Increase Date or Extension Date, as the case may be, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, notice of Swing Line Borrowing, a request for a Letter of Credit issuance, amendment, renewal or extension, a request for a Commitment Increase or a Commitment extension, or the acceptance by the Parent Borrower of the proceeds of such Revolving Credit Borrowing or Swing Line Borrowing shall constitute a representation and warranty by the Parent Borrower (and, in the case of an Extension of Credit to a Foreign Subsidiary Borrower, such Borrower) that on the date of Notice, request, such Revolving Credit Borrowing, such Swing Line Borrowing, such Letter of Credit issuance, amendment, renewal or extension, such Increase Date or such Extension Date such statements are or will be true):

(a)           the representations and warranties contained in Section 4.01 (except, in the case of each Revolving Credit Borrowing, Swing Line Borrowing, Letter of Credit issuance, amendment, renewal or extension and Increase Date, the representations set forth in subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of the date of such Revolving Credit Borrowing, Swing Line Borrowing, Letter of Credit issuance, amendment, renewal or extension, such Increase Date or such Extension Date, as applicable, before and after giving effect thereto, as though made on and as of such date, and

(b)           no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or Swing Line Borrowing or from the application of the proceeds therefrom, from the issuance, amendment, renewal or extension of such Letter of Credit or from such Commitment Increase or extension of Commitments, as applicable, that constitutes a Default.

SECTION 3.03.   Additional Conditions Precedent Applicable to the Foreign Subsidiary Borrowers. The obligation of each Lender to make an Extension of Credit requested to be made by it to any Foreign Subsidiary Borrower on any date is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in Sections 3.01 (in the case of the initial extension of credit) and 3.02, (a) with respect to any initial Extension of Credit to a Foreign Subsidiary Borrower, the receipt by the Agent of a Foreign Subsidiary Opinion and such other documents and information with respect to such Foreign Subsidiary Borrower as the Agent may reasonably request and (b) with respect to each Extension of Credit, the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties:

(i)            Pari Passu. The obligations of such Foreign Subsidiary Borrower under this Agreement and any Note, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Indebtedness of such Foreign Subsidiary Borrower.

(ii)          No Immunities, etc. Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Foreign Subsidiary Borrower has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower.

(iii)         No Recordation Necessary. This Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(iv)         Exchange Controls. The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement or any Note is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).

Each borrowing by, and each issuance of a Letter of Credit for the account of, any Foreign Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Parent Borrower and such Foreign Subsidiary Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 3.03 have been satisfied.

SECTION 3.04.   Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Parent Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Parent Borrower that on the date of such Competitive Bid Borrowing such statements are true):

(a)           the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)           no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.05.   Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Parent Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.   Representations and Warranties of the Borrowers. Each of the Parent Borrower, and in the case of paragraphs (a), (b), (c), (d) and (g) below each Foreign Subsidiary Borrower, represents and warrants as follows:

(a)           Such Borrower is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation.

(b)           The execution, delivery and performance by such Borrower of this Agreement and the Notes made by it, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate (or other) powers, have been duly authorized by all necessary corporate (or other) action, and do not contravene (i) such Borrower’s charter or by-laws (or other organizational documents) or (ii) law or any contractual restriction binding on or affecting such Borrower.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Borrower of this Agreement or the Notes made by it, except, in the case of any such Foreign Subsidiary Borrower, for authorizations, approvals, consents, notices and filings which have been obtained or made (or which are not required to be obtained or made prior to the initial Extensions of Credit to such Foreign Subsidiary Borrower) and are in full force and effect.

(d)           This Agreement has been, and each of the Notes when delivered by such Borrower hereunder will have been, duly executed and delivered by such Borrower. This Agreement is, and each of the Notes when delivered by such Borrower hereunder will be, the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with their respective terms.

(e)           The Consolidated balance sheet of the Parent Borrower and its Subsidiaries as at August 31, 2006, and the related Consolidated statements of income and cash flows of the Parent Borrower and its Subsidiaries for the twelve-months then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and the Consolidated balance sheet of the Parent Borrower and its Subsidiaries as at November 30, 2006, and the related Consolidated statements of income and cash flows of the Parent Borrower and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer, Treasurer, Assistant Treasurer,

Controller or Assistant Controller of the Parent Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at November 30, 2006, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Parent Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Parent Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Except as disclosed in the Parent Borrower’s Quarterly Report on Form 10-Q for the quarter ending November 30, 2006, since August 31, 2006, there has been no Material Adverse Change.

(f)           There is no pending or, to the knowledge of such Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Parent Borrower or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no material adverse change in the status of, or financial effect on the Parent Borrower or any of its Consolidated Subsidiaries as a result of, the Disclosed Litigation or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or the consummation of the transactions contemplated hereby.

(g)           Such Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.02.   Representation and Warranty of the Lenders. Each Lender represents and warrants that in good faith it has not and will not rely upon any margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the making and maintaining of its Extensions of Credit hereunder.

ARTICLE V

COVENANTS OF BORROWERS

SECTION 5.01.   Affirmative Covenants. So long as any Advance or other amount owing hereunder shall remain unpaid, any Letter of Credit remains outstanding or any Lender shall have any Commitment hereunder, each Borrower will:

(a)           Compliance with Laws, Etc. Comply, and cause each of its Material Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except such non-compliance as would not have a Material Adverse Effect.

(b)           Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the date on which penalties are attached thereto, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that no Borrower nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings or are not of material importance to the business, financial condition or results of operations of the Parent Borrower and its Consolidated Subsidiaries.

(c)           Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice. This section shall not prevent the use of deductible or excess loss insurance and shall not prevent the Parent Borrower or a Consolidated Subsidiary from acting as a self-insurer or maintaining insurance with a Subsidiary or Subsidiaries so long as such action is consistent with sound business practice.

(d)           Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that a Borrower may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that no Borrower shall be required to preserve any right or franchise if such Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower.

(e)           Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Material Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(f)           Reporting Requirements. Furnish to the Agent, and in sufficient copies for the Lenders (provided, however, that clauses (i), (ii), (iv) and (v) of this Section 5.01(f) shall only apply to the Parent Borrower and that, in the case of the Consolidated balance sheet and Consolidated statements of income and cash flows referred to in clause (i) below, the annual audit report and accompanying information referred to in clause (ii) below and the reports and registration statements referred to in clause (iv) below, such information will be deemed to have been furnished to the Agent if it is readily available through EDGAR):

(i)            as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent Borrower, the Consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Parent Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer, Assistant Treasurer, Controller, Assistant Controller, or other authorized financial officer of the Parent Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the Chief Financial Officer Treasurer, Assistant Treasurer, Controller or Assistant Controller of the Parent Borrower as to compliance with the terms of this Agreement;

(ii)          as soon as available and in any event within 120 days after the end of each fiscal year of the Parent Borrower, a copy of the annual audit report for such year for the Parent Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Parent Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants acceptable to the Required Lenders;

(iii)         as soon as possible and in any event within five days after the determination by any Borrower of the occurrence of a Default that is continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer, Assistant Treasurer, Controller, Assistant Controller, or other authorized financial officer of the such Borrower setting forth details of such Default and the action that such Borrower has taken and proposes to take with respect thereto;

(iv)         promptly after the sending or filing thereof, copies of all material reports that the Parent Borrower sends to its securityholders (or any class of them) or its creditors (or any class of them), and copies of all reports and registration statements that the Parent Borrower or any Subsidiary files with the Securities and Exchange Commission;

(v)           promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Parent Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)         such other information (excluding trade secrets) respecting the Parent Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02.   Negative Covenants. So long as any Advance or other amount owing hereunder shall remain unpaid, any Letter of Credit remains outstanding or any Lender shall have any Commitment hereunder:

(a)           Liens, Etc. The Parent Borrower will not create or suffer to exist, or permit any of its Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its assets, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, other than:

(i)            (A) Liens for taxes, assessments, governmental charges or levies or other amounts owed to governmental entities other than for borrowed money; (B) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith; (C) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (D) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and (E) Liens in favor of a landlord arising in the ordinary course of business,

(ii)          purchase money Liens upon or in any property, assets or stock acquired or held by the Parent Borrower or any Material Subsidiary in the ordinary course of business to secure the purchase price or construction cost of such property or to secure Debt incurred solely for the purpose of financing the acquisition or construction of such property whether incurred prior or subsequent to such acquisition or construction, or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced,

(iii)          Liens existing on the Effective Date,

(iv)         (A) assignments of the right to receive income in connection with any Permitted Receivables Financing and (B) other Liens or assignments of the right to receive income that would otherwise be prohibited; provided that the Aggregate Amount of Financing Outstanding in connection with Permitted Receivables Financings described in clause (A), plus the aggregate principal amount of Debt secured by Liens described in clause (B) at any time outstanding (which amount, for purposes of assignments of rights to receive income, shall be deemed to be the aggregate proceeds received from such assignments, reduced according to the original schedule of collection of such income), shall not exceed 10% of the Consolidated Net Worth of the Parent Borrower at such time,

(v)           the replacement, extension or renewal of any Lien permitted by clauses (ii) and (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the amount secured thereby, and

(vi)          intercompany Liens.

(b)           Mergers, Etc. No Borrower will merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Material Subsidiaries to do so, except that (x) any Material Subsidiary (other than any Foreign Subsidiary Borrower) may merge or consolidate with or into, or dispose of assets to, any other Material Subsidiary or any other Subsidiary of the Parent Borrower that shall become a Material Subsidiary as a result of such transaction, (y) any Material Subsidiary (other than any Foreign Subsidiary Borrower) may merge into or dispose of assets to the Parent Borrower and (z) any Foreign Subsidiary Borrower may merge into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to, the Parent Borrower or any other Subsidiary that is (or, simultaneously with such transaction, becomes) a Foreign Subsidiary Borrower and that has satisfied (or, simultaneously with such transaction, satisfies), as of the date of such transaction, the conditions set forth in Section 3.03 with respect to any Extensions of Credit assumed by it, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)           Change in Nature of Business. No Borrower will make, or permit any of its Subsidiaries to make, any material change in the nature of its business taken as a whole as carried on at the date hereof.

SECTION 5.03.   Financial Covenant. So long as any Advance or other amount owing hereunder shall remain unpaid, any Letter of Credit remains outstanding or any Lender shall have any Commitment hereunder, the Parent Borrower shall maintain at the end of each fiscal quarter of the Parent Borrower a Leverage Ratio of not more than 0.50:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.   Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           Any Borrower shall fail to pay any principal of any Advance or Reimbursement Obligation when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or Reimbursement Obligation or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b)           Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)           (i) Any Borrower shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed that is contained in Section 5.01(d) or (f)(iii), 5.02(a), 5.02(b) or 5.03, or (ii) the Parent Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(f)(i) or (ii) if such failure shall remain unremedied for 5 days after written notice thereof shall have been given to the Parent Borrower by the Agent or any Lender, or (iii) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Parent Borrower by the Agent or any Lender; or

(d)           Any Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Borrower or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, that for purposes of this paragraph, the termination of a Hedge Agreement in accordance with its terms shall not be deemed to be an acceleration of the resulting payment obligation thereunder, but shall be deemed to create Debt which becomes payable at the due date of such acceleration payment in an amount equal to such acceleration payment; or

(e)           Any Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days (or, in the case of any Foreign Subsidiary Borrower, 45 days), or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)           Any judgment or order for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against any Borrower or any of its Material Subsidiaries and either (i) a lawsuit shall have been properly commenced by any creditor to enforce such judgment or order or (ii) such judgment is not, within 30 days (or, in the case of any Foreign Subsidiary Borrower, 45 days) after entry thereof, paid, bonded, discharged or stayed during appeal (or, in the case of any Foreign Subsidiary Borrower, the foreign equivalent thereof), or is not discharged within 30 days (or, in the case of any Foreign Subsidiary Borrower, 45 days) after the expiration of such stay; provided, however, that the rendering of any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order, or a portion thereof in an amount sufficient to reduce the total uninsured amount to an amount less than $75,000,000, is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not properly disputed the claim made for payment of, the amount of such judgment or order; or

(g)           Any Person or two or more Persons acting in concert shall have, on or after the date of this Agreement, acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Parent Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Parent Borrower; or (ii) during any period of up to 24 consecutive months, commencing on or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Parent Borrower (together with any new directors who (A) were properly and duly elected to the board of directors pursuant to the Parent Borrower’s bylaws by the affirmative vote of a majority of the remaining directors then in office or (B) were nominated by a majority of the remaining members of the board of directors of the Parent Borrower and thereafter elected as directors by the shareholders of the Parent Borrower) shall cease for any reason to constitute a majority of the board of directors of the Parent Borrower; or

(h)           The Parent Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event, provided that the occurrence of the ERISA Event described in PBGC Regulation Sections 4040.23, 4043.29 or 4043.32 shall constitute an Event of Default under this Section 6.01(h) only if it is reasonably expected to result in a Material Adverse Effect, (ii) the partial or complete withdrawal of the Parent Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Parent Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Parent Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01.   Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 7.02.   Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Increasing Lender as provided in Section 2.20, an Assumption Agreement entered into by an Assuming Extending Lender as provided in Section 2.21 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Parent Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.   JPMorgan, Citibank and Affiliates. With respect to its Commitment, the Advances made by it, any Note issued to it and any Letter of Credit issued or participated in by it, each of JPMorgan and Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of JPMorgan and Citibank in its individual capacity. JPMorgan, Citibank and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Parent Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Parent Borrower or any such Subsidiary, all as if JPMorgan and Citibank were not Agents and without any duty to account therefor to the Lenders.

SECTION 7.04.   Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.   Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by any Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 7.06.   Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Parent Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07.   Other Agents. Each Lender hereby acknowledges that none of the co-administrative agents, any documentation agent or any other Lender designated as any “Agent” on the signature pages hereof has any liability or duties hereunder other than in its capacity as a Lender.

ARTICLE VIII

GUARANTY

SECTION 8.01.   Guaranty. The Parent Borrower hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Foreign Borrower Obligations and all expenses paid or incurred by the Agents, the Issuing Lenders and the Lenders in endeavoring to collect all or any part of the Foreign Borrower Obligations from, or in prosecuting any collection or enforcement action against, any Foreign Subsidiary Borrower or any other guarantor of all or any part of the Foreign Borrower Obligations (such costs and expenses, together with the Foreign Borrower Obligations, collectively the “Guaranteed Obligations”). All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 8.02.   Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. The Parent Borrower waives, to the extent permitted by applicable law, any right to require any Agent, any Issuing Lender or any Lender to sue any Foreign Subsidiary Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 8.03.   No Discharge or Diminishment of Guaranty. (a) Except as otherwise provided for herein, the obligations of the Parent Borrower hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Foreign Subsidiary Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which the Parent Borrower may have at any time against any Obligated Party, any Agent, any Issuing Lender, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of the Parent Borrower hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever (other than a defense of payment or performance) by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of the Parent Borrower hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Lender or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Foreign Subsidiary Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Lender or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of the Parent Borrower or that would otherwise operate as a discharge of the Parent Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 8.04.   Defenses Waived. To the fullest extent permitted by applicable law, the Parent Borrower hereby waives any defense based on or arising out of any defense of any Foreign Subsidiary Borrower or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Foreign Subsidiary Borrower, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Parent Borrower irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any defense arising under any law or regulation of any jurisdiction or any other event affecting any term of the Guaranteed Obligations, and any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. The Agent may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of the Parent Borrower under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, the Parent Borrower waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent Borrower against any Obligated Party or any security.

SECTION 8.05.   Rights of Subrogation. The Parent Borrower will not assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Foreign Subsidiary Borrowers have fully performed all their obligations to the Agents, the Issuing Lenders and the Lenders.

SECTION 8.06.   Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Foreign Subsidiary Borrower or otherwise, the Parent Borrower’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Lenders and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Foreign Subsidiary Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Parent Borrower forthwith on demand by the Agent.

SECTION 8.07.   Information. The Parent Borrower assumes all responsibility for being and keeping itself informed of the Foreign Subsidiary Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Parent Borrower assumes and incurs under this Guaranty, and agrees that neither the Agents, the Issuing Lenders nor any Lender shall have any duty to advise the Parent Borrower of information known to it regarding those circumstances or risks.

SECTION 8.08.   Taxes. All payments of the Guaranteed Obligations will be made by the Parent Borrower free and clear of and without deduction for any Taxes or Other Taxes; provided that if the Parent Borrower shall be required to deduct any Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, Issuing Lender or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Parent Borrower shall make such deductions and (iii) the Parent Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law

SECTION 8.09.   Liability Cumulative. The liability of the Parent Borrower under this Article VIII is in addition to and shall be cumulative with all liabilities of the Parent Borrower to the Agents, the Issuing Lenders and the Lenders under this Agreement and the Notes to which the Parent Borrower is a party.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.   Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes or the Swing Line Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (iii) reduce the principal of, or interest on, the Revolving Credit Advances, the Swing Line Advances or any fees or other amounts payable hereunder, (iv) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances, the Swing Line Advances or any fees or other amounts payable hereunder, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Extensions of Credit, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (vi) release the Parent Borrower from its obligations under the Guaranty, or (vii) amend this Section 9.01, (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (c) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Lender in addition to the Lenders required above to take such action, amend, modify or waive any provision of Section 2.04 or 2.05, (d) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Lender in addition to the Lenders required above to take such action, amend, modify or waive any provision of Section 2.06, (e) no amendment, waiver or consent shall, in writing and signed by each affected Lender in addition to the Lenders required above to take such action, require such Lender to fund any Extension of Credit in any currency other than Dollars or Euros and (f) this Section 9.01 shall not apply to changes in Commitments pursuant to Section 2.14, Section 2.15, Section 2.20, Section 2.21 or any other Section of this Agreement. Notwithstanding the foregoing, this Agreement may be amended (A) to add any Foreign Subsidiary of the Parent Borrower as a Foreign Subsidiary Borrower upon execution and delivery by the Parent Borrower, such Foreign Subsidiary and the Agent of a Borrowing Subsidiary Agreement providing for such Subsidiary to become a Foreign Subsidiary Borrower and (B) to remove any Subsidiary as a Foreign Subsidiary Borrower upon (x) written notice by the Parent Borrower and such Subsidiary to the

Agent to such effect, (y) repayment in full of all outstanding Foreign Borrower Obligations of such Foreign Subsidiary Borrower and (z) the expiration or termination (or cash collateralization in a manner satisfactory to the Agent) of all Letters of Credit issued for the account of such Foreign Subsidiary Borrower.

SECTION 9.02.   Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Parent Borrower, at its address at 800 Lindbergh Boulevard, St Louis, Missouri 63167, Attention: Chief Financial Officer, with an information copy to the Secretary at the same address; if to any Foreign Subsidiary Borrower, to it at its address (or telecopy number) specified in the relevant Borrowing Subsidiary Agreement with a copy to the Parent Borrower at its address specified above; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention: Ina Tjahjono (with a copy to: 270 Park Avenue, 4th Floor, New York, New York 10017, Attention: Peter Dedousis and, in the case of any notice relating to Euro Advances, with a copy to J.P. Morgan Europe Limited, 125 London Wall, London, EC2Y 5AJ, United Kingdom, Telecopier No. 011-44-20-7777-2360, Attention: Ching Loh); or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Parent Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(f)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Parent Borrower by the Agent. All such notices and communications shall be effective upon receipt. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           So long as JPMorgan or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(f)(i), (ii) or (iv) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at ina.tjahjono@jpmorgan.com, mo-lin.sum@jpmorgan.com and peter.dedousis@jpmorgan.com. Each Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Parent Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby, but not any notices delivered pursuant to Article II (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Each Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)           Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the

Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03.   No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.   Costs and Expenses. (a) The Parent Borrower agrees to pay on demand all reasonable costs and expenses of the Agents and the Lead Arrangers in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Parent Borrower further agrees to pay on demand all reasonable costs and expenses of the Agents, the Lead Arrangers and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for each Agent, each Lead Arranger and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)           The Parent Borrower agrees to indemnify and hold harmless each Agent, each Lead Arranger and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the actual or proposed use of the proceeds of the Advances or Letters of Credit by the Parent Borrower or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of the Parent Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Parent Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Parent Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Parent Borrower also agrees not to assert any claim against any Agent, any Lead Arranger, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)           If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance or LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to

Section 2.11(d) or (e), 2.13 or 2.15, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Parent Borrower pursuant to Section 9.07(a), the Parent Borrower shall pay (or shall cause the relevant Foreign Subsidiary Borrower to pay), upon demand by such Lender (with a copy of such demand to the Agent), to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)           Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.14, 2.17 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05.   Right of Set-off. Nothing herein shall derogate any Lender’s right, if any, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to set off from time to time against any or all of any Borrower’s deposit (general or special, time or demand, provisional or final) accounts with such Lender any amount so due. Each Lender agrees promptly to notify the Parent Borrower after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender under this Section 9.05 are in addition to other rights and remedies which such Lender may have.

SECTION 9.06.   Binding Effect. This Agreement shall become effective (other than Sections 2.01, 2.03, 2.04 and 2.06, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Parent Borrower, the Foreign Subsidiary Borrowers party hereto on the Effective Date and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent, each Lead Arranger, each Issuing Lender and each Lender and their respective successors and assigns (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07.   Assignments and Participations. (a) Each Lender may and, if demanded by the Parent Borrower (following a demand by such Lender pursuant to Section 2.14 or Section 2.15 if no Event of Default has occurred and is continuing) upon at least 5 Business Days’ notice to such Lender and the Agent or if required pursuant to Section 2.20, 2.21, or 2.25 will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Notes held by it required to be assigned pursuant to Section 2.14 or Section 2.15) with the consent of the Agent and each Issuing Lender and, so long as no Event of Default has occurred and is continuing, the Parent Borrower (none of such consents to be unreasonably withheld); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any Competitive Bid Advances owing to it and any Competitive Bid Notes held by it, except any such Competitive Bid Advances or Competitive Bid Notes required to be assigned pursuant to Section 2.14 or Section 2.15), (ii) except in the case of an assignment to an Affiliate of such Lender or a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Parent Borrower pursuant to this Section 9.07(a) shall be arranged by the Parent Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Parent Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either one or more Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500, and (vii) any Lender may, without the approval of the Parent Borrower, the Issuing Lenders and the Agent, assign all or a portion of its rights to any of its Affiliates or to a Person that, immediately prior to such assignment, was a Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.14, 2.17 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)           The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances and L/C Obligations owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, the Issuing Lenders and the other Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Parent Borrower.

(e)           Each Lender may sell participations to one or more banks or other entities (other than the Parent Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note or the Guaranty, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Upon the sale of a participation pursuant to this Section 9.07(e), such Lender shall promptly provide notice to the Parent Borrower of the sale of a participation (other than a sale of a participation pursuant to Section 2.18); provided, however, that the failure by such Lender to provide such notice shall not invalidate the sale of such participation.

(f)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender; provided further that, so long as no Default has occurred and is continuing, the Parent Borrower shall have consented in advance to the disclosure of any non-public information, such consent not to be unreasonably withheld.

(g)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h)           Each Lender agrees that it will not assign any right, obligation or Note, or sell any participation, in any manner or under any circumstances that would require registration, qualification or filings under the securities laws of the United States of America, of any state or any country.

SECTION 9.08.   Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Parent Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, to the extent contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, provided that the Agent or such Lender, as the case may be, has notified the Parent Borrower (if permitted by law) and has otherwise taken reasonable steps to protect such information from any unnecessary disclosure, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, provided that, without prejudice to its right to disclose to such examiner or regulator, the Agent and the Lenders agree to use reasonable efforts to limit the amount of Confidential Information which is disclosed.

SECTION 9.09.   Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10.   Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11.   Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. In addition, each Foreign Subsidiary Borrower agrees that, to the extent permitted by applicable law, service of process may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.12.   USA PATRIOT Act Notification. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act. Each Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request, to the extent such Lender shall reasonably determine that such information is required to be provided pursuant to the Act.

SECTION 9.13.   Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.14.   Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may, in accordance with normal banking procedures in the relevant jurisdiction, purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Borrower agrees, to the fullest extent permitted by law, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, such Applicable Creditor agrees to remit such excess to the applicable Borrower. The obligations of the Borrowers contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MONSANTO COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent and as a Co-Administrative Agent

By:
Name:
Title:

J.P. MORGAN SECURITIES INC., as a Lead Arranger

By:
Name:
Title:

CITIBANK, N.A., as a Co-Administrative Agent

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as a Lead Arranger

By:
Name:
Title:

Initial Lenders

$190,000,000	JPMORGAN CHASE BANK, N.A.

By:
Title:

$190,000,000	CITIBANK, N.A

By:
Title:

$140,000,000	ABN AMRO BANK N.V.

By:
Title:

ABN AMRO BANK N.V.

By:
Title:

$140,000,000	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH

By:
Title:

$140,000,000	BANK OF AMERICA, N.A.

By:
Name:
Title:

$140,000,000	BARCLAYS BANK PLC

By:
Name:
Title:

$140,000,000	THE ROYAL BANK OF SCOTLAND PLC

By:
Name:
Title:

$100,000,000	CALYON NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

$100,000,000	KBC BANK N.V.

By:
Name:
Title:

By:
Name:
Title:

$100,000,000	MERRILL LYNCH BANK USA

By:
Title:

$100,000,000	STANDARD CHARTERED BANK

By:
Title:

By:
Title:

$100,000,000	WILLIAM STREET COMMITMENT CORP. (Recourse only to assets of William Street Commitment Corporation)

By:
Title:

$60,000,000	FIFTH THIRD BANK

By:
Title:

$100,000,000	MELLON BANK, N.A.

By:
Title:

$100,000,000	THE NORTHERN TRUST COMPANY

By:
Title:

$60,000,000	BANCO SANTANDER CENTRAL HISPANO, SA, NEW YORK BRANCH

By:
Title:

BANCO SANTANDER CENTRAL HISPANO, SA, NEW YORK BRANCH

By:
Title:

$60,000,000	SOCIETE GENERALE

By:
Title: Director

$45,000,000	BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH

By:
Title:

By:
Title:

$45,000,000	COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

$30,000,000	COBANK, ACB

By:
Title:

$2,000,000,000 Total of the Commitments

SCHEDULE I –

APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
JPMORGAN CHASE BANK, N.A.

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attn: Ina Tjahjono

Tel: 713-750-2268

Fax: 713-427-6307

with a copy to:

270 Park Avenue, 4th Floor

New York, NY 10017

Attn: Peter Dedousis

Tel: 212-270-4062

Fax: 212-270-5100

with respect to Eurocurrency Rate Advances in Dollars:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attn: Ina Tjahjono

Tel: 713-750-2268

Fax: 713-427-6307

and with respect to Eurocurrency Rate Advances in Euros:

J.P. Morgan Europe Limited

125 London Wall

London EC2Y 5AJ

United Kingdom

Tel: 011-44- 20-7777-2434

Fax: 011-44-20-7777-2360

Attn: Ching Loh

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue, 4th Floor

New York, NY 10017

Attn: Peter Dedousis

Tel: 212-270-4062

Fax: 212-270-5100

CITIBANK, N.A.	Citibank, N.A. Two Penns Way Suite 200 New Castle, DE 19720 Attn: Ann Hieronimus Tel: 302-894-6034 Fax: 302-894-6120	Citibank, N.A. Two Penns Way Suite 200 New Castle, DE 19720 Attn: Ann Hieronimus Tel: 302-894-6034 Fax: 302-894-6120
ABN AMRO BANK N.V.	208 South LaSalle Street Suite 1500 Chicago, IL 60604 Attn: Manuel Aguilar Tel: 312 992-5085 Fax: 312 992-5155	208 South LaSalle Street Suite 1500 Chicago, IL 60604 Attn: Manuel Aguilar Tel: 312-992-5085 Fax: 312-992-5155

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH	The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch Harborside Financial Center 500 Plaza 111 Jersey City, NJ 07311 Attn: Maria de Jesus Tel: 201-413-8571 Fax: 201-521-2335	The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch Harborside Financial Center 500 Plaza 111 Jersey City, NJ 07311 Attn: Maria de Jesus Tel: 201-413-8571 Fax: 201-521-2335
BANK OF AMERICA, N.A.	Bank of America, N.A. 2001 Clayton Road, CA4-702-02-25 Concord, CA 94520-2405 Attn: Chris P. Potter Tel: 925-675-8027 Fax: 888-969-2419	Bank of America, N.A. 2001 Clayton Road, CA4-702-02-25 Concord, CA 94520-2405 Attn: Chris P. Potter Tel: 925-675-8027 Fax: 888-969-2419
BARCLAYS BANK PLC	Barclays Bank PLC 200 Park Avenue, 4th Floor New York, NY 10166 Attn: May Huang Tel: 212-412-3730 Fax: 212-412-5306/5307	Barclays Bank PLC 200 Park Avenue, 4th Floor New York, NY 10166 Attn: May Huang Tel: 212-412-3730 Fax: 212-412-5306/5307
THE ROYAL BANK OF SCOTLAND PLC	101 Park Avenue 6th Floor New York, NY 10178 Attn: Sheila Shaw Tel: 212-401-1406 Fax: 212-401-1494	101 Park Avenue 6th Floor New York, NY 10178 Attn: Sheila Shaw Tel: 212-401-1406 Fax: 212-401-1494
CALYON NEW YORK BRANCH	Calyon New York Branch 1301 Avenue of the Americas New York, NY 10019 Attn: Jaikissoon Sanichar Tel: 212-261-7644 Fax: 212-459-3180	Calyon New York Branch 1301 Avenue of the Americas New York, NY 10019 Attn: Jaikissoon Sanichar Tel: 212-261-7644 Fax: 212-459-3180
KBC BANK N.V.	KBC Bank N.V. 1177 Avenue of the Americas New York, NY 10036 Attn: Robert Pacifici Tel: 212-541-0671 Fax: 212-956-5581	KBC Bank N.V. 1177 Avenue of the Americas New York, NY 10036 Attn: Robert Pacifici Tel: 212-541-0671 Fax: 212-956-5581
MERRILL LYNCH BANK USA	Merrill Lynch Bank USA 15 W. South Temple Suite 300 Sal Lake City, UT 84101 Attn: Rhett Anderson Tel: 801-526-8316 Fax: 801-531-7470	Merrill Lynch Bank USA 15 W. South Temple Suite 300 Sal Lake City, UT 84101 Attn: Rhett Anderson Tel: 801-526-8316 Fax: 801-531-7470

STANDARD CHARTERED BANK	Standard Chartered Bank One Madison Ave. New York, NY 10010 Attn: Mark Sims Tel: 212-667-0537 Fax: 212-667-0287	Standard Chartered Bank One Madison Ave. New York, NY 10010 Attn: Mark Sims Tel: 212-667-0537 Fax: 212-667-0287
WILLIAM STREET COMMITMENT CORPORATION	William Street Commitment Corporation 1 New York Plaza 48th Fl. New York, NY 10004 Attn: Stephanie Smith Tel: 212-902-7715 Fax: 212-346-2608	William Street Commitment Corporation 1 New York Plaza 48th Fl. New York, NY 10004 Attn: Stephanie Smith Tel: 212-902-7715 Fax: 212-346-2608
FIFTH THIRD BANK	Fifth Third Bank 8000 Maryland Avenue, Suite 1400 St. Louis, MO 63105 Attn: Mary Ann Lemonds Tel: 314-889-3370 Fax: 314-889-3377	Fifth Third Bank 8000 Maryland Avenue, Suite 1400 St. Louis, MO 63105 Attn: Mary Ann Lemonds Tel: 314-889-3370 Fax: 314-889-3377
MELLON BANK, N.A.	Mellon Bank N.A. 525 William Penn Place, Room 1203 Pittsburgh, PA 15259-0003 Attn: Richard Bouchard Tel: 412-234-5767 Fax: 412-209-6124	Mellon Bank N.A. 525 William Penn Place, Room 1203 Pittsburgh, PA 15259-0003 Attn: Richard Bouchard Tel: 412-234-5767 Fax: 412-209-6124
THE NORTHERN TRUST COMPANY	The Northern Trust Company 50 S. LaSalle Street Chicago, IL 60675 Attn: Jaci Bland Tel: 312-557-9748 Fax: 312-630-1566	The Northern Trust Company 50 S. LaSalle Street Chicago, IL 60675 Attn: Jaci Bland Tel: 312-557-9748 Fax: 312-630-1566
BANCO SANTANDER CENTRAL HISPANO, SA, NEW YORK BRANCH	Santander Central Hispano 45 East 53rd Street New York, NY 10022 Attn: Ligia Castro Tel: 212-350-3677 Fax: 212-350-3647	Santander Central Hispano 45 East 53rd Street New York, NY 10022 Attn: Ligia Castro Tel: 212-350-3677 Fax: 212-350-3647
SOCIETE GENERALE	Societe Generale 560 Lexington Avenue New York, NY 10022 Attn: Arlene Tellerman Tel: 212-278-6086 Fax: 212-278-7490	Societe Generale 560 Lexington Avenue New York, NY 10022 Attn: Arlene Tellerman Tel: 212-278-6086 Fax: 212-278-7490
Bayerische Hypo- und Vereinsbank AG, New York Branch	150 East 42nd Street New York, NY 10017 Attn: Tina Chung Tel: 212-672-5688 Fax: 212-672-5691	150 East 42nd Street New York, NY 10017 Attn: Tina Chung Tel: 212-672-5688 Fax: 212-672-5691

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH	10 Exchange Place 16th Floor Jersey City, NJ 07302 Attn: Ann McDonough Tel: 201-499-5318 Fax: 201-499-5326	10 Exchange Place 16th Floor Jersey City, NJ 07302 Attn: Ann McDonough Tel: 201-499-5318 Fax: 201-499-5326
COBANK, ACB	CoBank, ACB 5500 S. Quebec Street Greenwood Village, CO 80111 Attn: DeAnn Sullivan Tel: 303-740-4315 Fax: 303-740-4021	CoBank, ACB 5500 S. Quebec Street Greenwood Village, CO 80111 Attn: DeAnn Sullivan Tel: 303-740-4315 Fax: 303-740-4021

SCHEDULE II -

MANDATORY COST FORMULA

1.            The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.            On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Mandatory Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Mandatory Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.            The Mandatory Cost Rate for any Lender lending from an Applicable Lending Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Applicable Lending Office.

4.            The Mandatory Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Agent as follows:

A x 0.01
Per cent. per annum
300

Where:

A.            is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Lender to the Agent pursuant to paragraph 7 below and expressed in euros per €1,000,000.

5.            For the purposes of this Schedule:

(a)            “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)            “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)            “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.I. Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee rules but taking into account any applicable discount rate);

(d)            “Reference Lender” means ABN AMRO Bank N.V., London branch; and

(e)            “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.            In application of the above formula, the resulting figures shall be rounded to four decimal places.

7.            If requested by the Agent or the Parent Borrower, the Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent and the Parent Borrower, the rate of charge payable by the Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Lender as being the average of the Fee Tariffs applicable to the Reference Lender for that financial year) and expressed in euros per €1,000,000 of the Tariff Base of the Reference Lender.

8.            Each Lender shall supply any information required by the Agent for the purpose of calculating its Mandatory Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender: the jurisdiction of its Applicable Lending Office; and any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.            The rates of charge of the Reference Lender for the purposes of A above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Applicable Lending Office.

10.          The Agent shall have no liability to any person if such determination results in a Mandatory Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender including the Reference Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.   The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Mandatory Cost Rate for each Lender based on the information provided by each Lender and the Reference Lender pursuant to paragraphs 3, 7 and 8 above.

12.          Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, a Mandatory Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.          The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 3.01(b)

DISCLOSED LITIGATION – UPDATES

None

EXHIBIT A-1 – FORM OF

REVOLVING CREDIT NOTE

PROMISSORY NOTE

U.S.$_______________	Dated: _______________, 200_

FOR VALUE RECEIVED, the undersigned, [Monsanto Company, a Delaware corporation] [INSERT NAME OF FOREIGN SUBSIDIARY BORROWER, a ____________] (the “Borrower”), HEREBY PROMISES TO PAY to the order of ____________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five-Year Credit Agreement, dated as of February 28, 2007, among [Monsanto Company, a Delaware corporation,] the Borrower, the [other] Foreign Subsidiary Borrowers from time to time parties thereto, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent (in such capacity, the “Agent”) for the Lender and such other lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars or Euros, as applicable, to JPMorgan Chase Bank, N.A., as Agent, at the Agent’s Office, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower and the other borrowers from time to time parties to the Credit Agreement in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance to it being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

MONSANTO COMPANY

By_________________________

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2 – FORM OF

COMPETITIVE BID NOTE

PROMISSORY NOTE

U.S.$_______________	Dated: _______________, 200_

FOR VALUE RECEIVED, the undersigned, MONSANTO COMPANY, a Delaware corporation (the “Parent Borrower”), HEREBY PROMISES TO PAY to the order of ______________________ (the “Lender”) for the account of its Applicable Lending Office (as defined in the Five-Year Credit Agreement, dated as of February 28, 2007, among the Parent Borrower, the Foreign Subsidiary Borrowers from time to time parties thereto, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent (in such capacity, the “Agent”) for the Lender and such other lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)), on ______________, 200_, the principal amount of U.S.$______________.

The Parent Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).

Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Agent, for the account of the Lender at the office of JPMorgan Chase Bank, N.A., at 1111 Fannin Street, Houston, Texas 77002 in same day funds.

This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Parent Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

MONSANTO COMPANY

By_________________________

Title:

EXHIBIT A-3 – FORM OF

SWING LINE NOTE

PROMISSORY NOTE

U.S.$_______________	Dated: _______________, 200_

FOR VALUE RECEIVED, the undersigned, Monsanto Company, a Delaware corporation (the “Parent Borrower”), HEREBY PROMISES TO PAY to the order of ____________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Swing Line Commitment in figures] or, if less, the aggregate principal amount of the Swing Line Advances made by the Lender to the Parent Borrower pursuant to the Five-Year Credit Agreement, dated as of February 28, 2007, among the Parent Borrower, the Foreign Subsidiary Borrowers from time to time parties thereto, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent (in such capacity, the “Agent”) for the Lender and such other lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on such date.

The Parent Borrower promises to pay interest on the unpaid principal amount of each Swing Line Advance from the date of such Swing Line Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Agent, at 1111 Fannin Street, Houston, Texas 77002, in same day funds. Each Swing Line Advance owing to the Lender by the Parent Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Swing Line Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Swing Line Advances by the Lender to the Parent Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Parent Borrower resulting from each such Swing Line Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

MONSANTO COMPANY

By_________________________

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-1 – FORM OF

NOTICE OF REVOLVING CREDIT BORROWING

JPMorgan Chase Bank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

1111 Fannin Street, 10th Floor

Houston, Texas 77002	[Date]

Attention: Ina Tjahjono

Ladies and Gentlemen:

The undersigned, Monsanto Company [and [insert name of Foreign Subsidiary Borrower]]1, refer[s] to the Five-Year Credit Agreement, dated as of February 28, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Foreign Subsidiaries of Monsanto Company from time to time parties thereto, certain Lenders parties thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent (in such capacity, the “Agent”) for said Lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents, and hereby give[s] you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that [the undersigned] [insert name of Foreign Subsidiary Borrower] hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)          The name of the Borrower is ________________.

(ii)          The Business Day of the Proposed Revolving Credit Borrowing is _______________, 200_.

(iii)         The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iv)         The aggregate amount of the Proposed Revolving Credit Borrowing is [$][€]_______________.

[(v)         The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is __________ month[s].]

[Each of] The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

_________________________

1               This notice should be signed by Monsanto Company and, if a borrowing is being requested by a Foreign Subsidiary Borrower, such Borrower.

(A)          the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)          no event has occurred and is continuing, or would result from such Proposed Borrowing Revolving Credit or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

MONSANTO COMPANY

By_________________________

Title:

[NAME OF [FOREIGN] SUBSIDIARY BORROWER]

By_________________________

Title:

EXHIBIT B-2 – FORM OF NOTICE OF

COMPETITIVE BID BORROWING

JPMorgan Chase Bank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

1111 Fannin Street, 10th Floor

Houston, Texas 77002

[Date]

Attention: Ina Tjahjono

Ladies and Gentlemen:

The undersigned, Monsanto Company, refers to the Five-Year Credit Agreement, dated as of February 28, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Foreign Subsidiary Borrowers from time to time parties thereto, certain Lenders parties thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent (in such capacity, the “Agent”) for the Lender and such other lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive Bid Borrowing
(B)	Amount of Competitive Bid Borrowing
(C)	[Maturity Date] [Interest Period]
(D)	Interest Rate Basis
(E)	Interest Payment Date(s)
(F)
(G)
(H)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

(a)           the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b)           no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(c)           no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

(d)           the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

Very truly yours,

MONSANTO COMPANY

By_________________________

Title:

EXHIBIT C – FORM OF ASSIGNMENT

AND ACCEPTANCE

Reference is made to the Five-Year Credit Agreement dated as of February 28, 2007 (as amended or modified from time to time, the “Credit Agreement”) among Monsanto Company, a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent (in such capacity, the “Agent”) for the Lenders, JPMorgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents. Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1.            The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2.            The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note [and Swing Line Note], if any, held by the Assignor [and requests that the Agent exchange such [Revolving Credit Note for a new Revolving Credit Note] [Notes for new Notes] payable to the order of the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, as specified on Schedule 1 hereto].

3.            The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;

(v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.17 of the Credit Agreement; and (vii) makes the representation and warranty set forth in Section 4.02 of the Credit Agreement.

4.            Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5.            Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.            Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes [and the Swing Line Note] for periods prior to the Effective Date directly between themselves.

7.            This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.            This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:	_____%
Amount of Commitment assigned:	$_______________
Termination Date of Commitment assigned:	February 28, 201_
Assignee’s Commitment:	$_______________
Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$_______________
Effective Date[2]:_______________, 20__

[NAME OF ASSIGNOR], as Assignor

By__________________________

Title:

Dated: _______________, 20__

[NAME OF ASSIGNEE], as Assignee

By__________________________

Title:

Domestic Lending Office:

[Address]

Eurocurrency Lending Office:

[Address]

Accepted [and Approved]3 this

__________ day of _______________, 20__

JPMORGAN CHASE BANK, N.A., as Agent [and as an Issuing Lender]

By__________________________

Title:

_________________________

2               This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3               Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

[CITIBANK, N.A., as an Issuing Lender

By__________________________

Title:]

[Approved this

__________ day of _______________, 20__

MONSANTO COMPANY

By__________________________

Title:]

EXHIBIT D – FORM OF

ASSUMPTION AGREEMENT

Dated:

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Attention: Chief Financial Officer

JPMorgan Chase Bank, N.A.,

as Agent

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Ina Tjahjono

Ladies and Gentlemen:

Reference is made to the Five-Year Credit Agreement dated as of February 28, 2007 (as amended or modified from time to time, the “Credit Agreement”) among Monsanto Company, a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent for the Lenders (in such capacity, the “Agent”), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents. Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned proposes to become an Assuming [Increasing] [Extending] Lender pursuant to Section [2.20] [2.21] of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on [insert applicable Increase Date or Termination Date] and that its Commitment shall as of such date be $___________.

The undersigned (the “Assuming Bank”) (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01(f) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) confirms that it is an Eligible Assignee; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurocurrency Lending Office the offices set forth beneath its name on the signature pages hereof; [and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.17 of the Credit Agreement]; and [(vii)] [(viii)] makes the representation and warranty set forth in Section 4.02 of the Credit Agreement.

The effective date for this Assumption Agreement shall be [insert applicable Increase Date or Termination Date]. Upon delivery of this Assumption Agreement to the Parent Borrower and the Agent and acceptance and recording of this Assumption Agreement by the Agent, as of [date specified above], the Assuming Bank shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder. As of [date specified above], the Agent shall make all payments under the Credit Agreement in respect of the interest assumed hereby (including, without limitation, all payments of principal, interest and facility fees) to the Assuming Bank.

This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ASSUMING BANK]

By__________________________

Name:

Title:

Domestic Lending Office

(and address for notices):

[Address]

Eurocurrency Lending Office:

[Address]:

Above Acknowledged and Agreed to:

MONSANTO COMPANY

By__________________________

Title:]

Accepted this ____ day of

_____,

JPMORGAN CHASE BANK, N.A.,

as Agent

By__________________________

Name:

Title:

EXHIBIT E – FORM OF NOTICE OF

EXTENSION OF TERMINATION DATE

[Date]

JPMorgan Chase Bank, N.A.,

   as Agent

1111 Fannin Street, 10th Floor

Houston, Texas 77002

     Attention:   Ina Tjahjono

Monsanto Company

Ladies and Gentlemen:

Reference is made to the Five-Year Credit Agreement dated as of February 28, 2007 (as amended or modified from time to time, the “Credit Agreement”) among Monsanto Company, a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent for the Lenders (in such capacity, the “Agent”), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as co-lead arrangers and joint bookrunners, and ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, Bank of America, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, as co-documentation agents. Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.21 of the Credit Agreement, the Lender named below hereby notifies the Agent as follows:

[The Lender named below desires to extend the Termination Date with respect to [all] [$______] of its Commitment for a period of one year.]

[The Lender named below desires to extend the Termination Date with respect to all of its Commitment for a period of one year and offers to increase its Commitment commencing [______________] to $__________.]

[The Lender named below does NOT desire to extend the Termination Date with respect to any of its Commitment for a period of one year.]

This notice is subject in all respects to the terms of the Credit Agreement, is irrevocable and shall be effective only if received by the Agent no later than [______________].4

Very truly yours,

[NAME OF LENDER]

By__________________________

Name:

Title:

_________________________

4 date shall be no later than 20 days prior to the Anniversary Date in the case of an Extending Lender’s notice to extend its Commitment and no later than 15 days prior to the Anniversary Date in the case of an Extending Lender’s offer to increase its Commitment.

EXHIBIT F-1 – FORM OF BORROWING

SUBSIDIARY AGREEMENT

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT, dated as of _____________ __, 20__ (this “Agreement”), among [NAME OF FOREIGN SUBSIDIARY BORROWER], a ________________ (the “Subsidiary”), MONSANTO COMPANY, a Delaware corporation (the “Parent Borrower”), and JPMORGAN CHASE BANK, N.A., as paying agent (in such capacity, the “Agent”) for the several banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of February 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Foreign Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, the Agent and the other agents party thereto.

The parties hereto hereby agree as follows:

1.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.            Pursuant to Section 2.23(a) of the Credit Agreement, the Parent Borrower hereby designates the Subsidiary as a Foreign Subsidiary Borrower under the Credit Agreement.

3.            The Parent Borrower and the Subsidiary, jointly and severally, represent and warrant that the representations and warranties contained in the Credit Agreement are true and correct on and as of the date hereof to the extent such representations and warranties relate to the Subsidiary and this Agreement.

4.            The Parent Borrower agrees that the guarantee of the Parent Borrower contained in the Credit Agreement will apply to the obligations of the Subsidiary as a Foreign Subsidiary Borrower.

5.            Upon execution of this Agreement by the Parent Borrower, the Subsidiary and the Agent, (i) the Subsidiary shall be a party to the Credit Agreement and shall be a Foreign Subsidiary Borrower and a Borrower for all purposes thereof and (ii) the Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

6.            In the event of any inconsistency between the terms and conditions of the Credit Agreement and the terms and conditions of this Agreement, the terms and conditions of the Credit Agreement shall control.

7.            This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

8.            This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

[SUBSIDIARY]

By: _________________________________

Name:

Title:

Address:

MONSANTO COMPANY

By: _________________________________

Name:

Title:

JPMORGAN CHASE BANK, N.A., as Agent

By: ____________________________________

Name:

Title:

EXHIBIT F-2 – FORM OF BORROWING

SUBSIDIARY TERMINATION

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMORGAN CHASE BANK, N.A., as Agent

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Ina Tjahjono

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of February 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Monsanto Company, a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Agent and the other agents parties thereto. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

The Parent Borrower hereby terminates the status and rights of _______________ (the “Terminated Subsidiary Borrower”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Parent Borrower represents and warrants that no Letters of Credit issued for the account of the Terminated Subsidiary Borrower are outstanding as of the date hereof (other than Letters of Credit that have been cash collateralized in a manner satisfactory to the Agent), that no Advances made to the Terminated Subsidiary Borrower are outstanding as of the date hereof and that all Foreign Borrower Obligations payable by the Terminated Subsidiary Borrower in respect of Reimbursement Obligations, interest and/or fees under the Credit Agreement (and, to the extent notified by the Agent or any Lender, any other amounts payable by the Terminated Subsidiary Borrower under the Credit Agreement) have been paid in full on or prior to the date hereof.] [The Parent Borrower acknowledges that the Terminated Subsidiary Borrower shall continue to be a Foreign Subsidiary Borrower under the Credit Agreement until such time as all Letters of Credit issued for the account of the Terminated Subsidiary Borrower shall have expired or terminated (or been cash collateralized in a manner satisfactory to the Agent), all Advances made to the Terminated Subsidiary Borrower shall have been prepaid and all Foreign Borrower Obligations payable by the Terminated Subsidiary Borrower in respect of Reimbursement Obligations, interest and/or fees under the Credit Agreement (and, to the extent notified by the Agent or any Lender, any other amounts payable by the Terminated Subsidiary Borrower under the Credit Agreement) shall have been paid in full, provided that the Terminated Subsidiary Borrower shall not have the right to make further borrowings as a Foreign Subsidiary Borrower under the Credit Agreement or to request further Letters of Credit.]

This Borrowing Subsidiary Termination shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Borrowing Subsidiary Termination may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Borrowing Subsidiary Termination by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Very truly yours,

MONSANTO COMPANY

By: ___________________________________

Title:

Acknowledged and Agreed:

[TERMINATED SUBSIDIARY BORROWER]

By: ___________________________________

Title:

EXHIBIT F-3 – FOREIGN

SUBSIDIARY OPINIONS

MATTERS TO BE COVERED BY

FOREIGN SUBSIDIARY OPINIONS

1.            The Foreign Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of __________________ (the “Jurisdiction”).

2.            The Foreign Subsidiary Borrower has the power and authority, and the legal right to execute and deliver the Borrowing Subsidiary Agreement, to perform its obligations under the Credit Agreement and to borrow under the Credit Agreement. The Foreign Subsidiary Borrower has taken all necessary corporate action to authorize the performance of its obligations as a “Foreign Subsidiary Borrower” under the Credit Agreement and to authorize the execution and delivery of the Borrowing Subsidiary Agreement and the performance of the Credit Agreement.

3.            Except for consents, authorizations, approvals, notices and filings described on an attached schedule, all of which have been obtained, made or waived and are in full force and effect, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority is required in connection with the borrowings by the Foreign Subsidiary Borrower under the Credit Agreement or with the execution, delivery, performance, validity or enforceability of the Borrowing Subsidiary Agreement and of the Credit Agreement.

4.            The Borrowing Subsidiary Agreement has been duly executed and delivered on behalf of the Foreign Subsidiary Borrower.

5.            The execution and delivery of the Borrowing Subsidiary Agreement by the Foreign Subsidiary Borrower, the performance of its obligations thereunder and under the Credit Agreement, the consummation of the transactions contemplated thereby and by the Credit Agreement, the compliance by the Foreign Subsidiary Borrower with any of the provisions of the Credit Agreement, the borrowings under the Credit Agreement and the use of proceeds thereof, all as provided therein, (a) will not violate, or constitute a default under, any law, rule, regulation or order applicable to the Foreign Subsidiary Borrower and (b) will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such law, rule, regulation or order.

6.            There are no taxes imposed by the Jurisdiction (a) on or by virtue of the execution, delivery or enforcement of the Borrowing Subsidiary Agreement or enforcement or performance of the Credit Agreement or (b) on any payment to be made by the Foreign Subsidiary Borrower pursuant to the Credit Agreement.

7.            The Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under the Credit Agreement, and the execution and delivery of the Borrowing Subsidiary Agreement and the performance by the Foreign Subsidiary Borrower of the Credit Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or similar immunity) under the laws of the Jurisdiction in respect of its obligations under the Credit Agreement.

8.            Under the laws of the Jurisdiction, the (a) submission to the non-exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and any appellate courts from any thereof and (b) waiver of any objection to the venue of a proceeding in a New York court are irrevocably binding on the Foreign Subsidiary Borrower.

9.            To ensure the legality, validity, enforceability or admissibility in evidence of the Borrowing Subsidiary Agreement and the Credit Agreement, it is not necessary that the Borrowing Subsidiary Agreement, the Credit Agreement or any other document be filed, registered or recorded with, or executed or notarized before, any court of other authority of the Jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of the Borrowing Subsidiary Agreement, the Credit Agreement or any other document.

10.          Each of the Borrowing Subsidiary Agreement and the Credit Agreement is in proper legal form under the laws of the Jurisdiction for the enforcement thereof against the Foreign Subsidiary Borrower under the laws of the Jurisdiction.

11.          In any action or proceeding arising out of or relating to the Credit Agreement in any court in the Jurisdiction, such court would recognize and give effect to the choice of law provisions in the Credit Agreement wherein the parties thereto agree that the Credit Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

12.          It is not necessary under the laws of the Jurisdiction (a) in order to enable the Agent and the Lenders or any of them to enforce their respective rights under the Credit Agreement or (b) by reason of the execution of the Credit Agreement or the Borrowing Subsidiary Agreement or the performance of the Credit Agreement that any of them should be licensed, qualified or entitled to carry on business in the Jurisdiction.

13.          Neither the Agent nor any of the Lenders will be deemed to be resident, domiciled, carrying on business or subject to taxation in the Jurisdiction merely by reason of the execution of the Credit Agreement or the Borrowing Subsidiary Agreement or the performance or enforcement of any thereof. The performance by the Agent and the Lenders or any of them of any action required or permitted under the Credit Agreement will not violate any law or regulation, or be contrary to the public policy, of the Jurisdiction.

14.          If any judgment of a competent court outside the Jurisdiction were rendered against the Foreign Subsidiary Borrower in connection with any action arising out of or relating to the Credit Agreement, such judgment would be recognized and could be sued upon in the courts of the Jurisdiction, and such courts would grant a judgment which would be enforceable against the Foreign Subsidiary Borrower in the Jurisdiction without any retrial unless it is shown that (a) the foreign court did not have jurisdiction in accordance with its jurisdictional rules, (b) the party against whom the judgment of such foreign court was obtained had no notice of the proceedings or (c) the judgment of such foreign court was obtained through collusion or fraud or was based upon clear mistake of fact or law.